Exhibit 1.1

Dated June 24, 2025

KANZHUN LIMITED

Goldman Sachs (Asia) l.l.c.

Morgan Stanley Asia limited

HUATAI FINANCIAL HOLDINGS (HONG KONG) LIMITED

and

THE HONG Kong UNDERWRITERS

(whose names appear in Schedule 1)

Hong Kong UNDERWRITING AGREEMENT

relating to a public offering in Hong Kong of

initially 3,000,000 Shares of

KANZHUN LIMITED

being part of a SHARE OFFER of initially

30,000,000 Shares

- i -

THIS AGREEMENT is made on June 24, 2025

AMONG:

(1)	KANZHUN LIMITED, an exempted company with limited liability incorporated in the Cayman Islands on January 16, 2014 and whose principal place of business in Hong Kong is at 5/F, Manulife, 348 Kwun Tong Road, Kowloon, Hong Kong (the "Company");

(2)	GOLDMAN SACHS (ASIA) L.L.C., whose registered office is at 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong ("GS");

(3)	MORGAN STANLEY ASIA LIMITED, whose registered office is at Level 46, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong ("MS");

(4)	HUATAI FINANCIAL HOLDINGS (HONG KONG) LIMITED, whose registered office is at 62/F, The Center, 99 Queen's Road Central, Hong Kong ("Huatai"); AND

(5)	THE HONG KONG UNDERWRITERS, whose respective names and addresses are set out in Schedule 1 (the "Hong Kong Underwriters" and a "Hong Kong Underwriter" means any one of them).

RECITALS:

(A)	The Company is an exempted limited with liability company incorporated in the Cayman Islands on January 16, 2014, whose (i) ADSs (as defined herein) are listed and being traded on the Nasdaq Global Select Market and (ii) Shares are listed and being traded on the Main Board of the Stock Exchange. The Company was registered as a non-Hong Kong company under Part 16 of the Companies Ordinance on November 23, 2022.

(B)	As of June 18, 2025, the Company has an issued and outstanding share capital of 915,652,324 fully paid Shares (comprising 781,064,923 class A ordinary Shares and 134,587,401 class B ordinary shares).

(C)	The Company proposes to conduct the Share Offer comprising (i) an offer of new Shares for subscription by members of the public in Hong Kong; and (ii) a conditional international offering of new Shares to selected professional, institutional and other investors.

(D)	GS and MS (in alphabetical order) are acting as the Overall Coordinators of the Share Offer.

(E)	Huatai is acting as a Joint Global Coordinator of the Share Offer.

(F)	The Hong Kong Underwriters have agreed to severally (and not jointly or jointly and severally) underwrite the Hong Kong Public Offering on and subject to the terms and conditions contained in this Agreement.

(G)	The Company has agreed to give the representations, warranties, undertakings and indemnities on the terms contained in this Agreement.

(H)	The Company and the International Underwriters intend to enter into the International Underwriting Agreement providing for the International Underwriters to severally procure investors to subscribe for and purchase, failing which, to subscribe for and purchase Shares offered by the Company in the International Offering, on and subject to the terms and conditions contained in that agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Except where the context otherwise requires, in this Agreement, the following terms and expressions will have the respective meanings set out below:

"Acceptance Date" means the date on which the Application Lists close in accordance with Clause 5.2, which is expected to be June 30, 2025;

"Accepted Hong Kong Public Offering Applications" means the Hong Kong Public Offering Applications which are accepted in whole or in part pursuant to Clause 5.3.1(a) or 5.3.2;

"Accounts" means the audited consolidated financial statements of the Group as at and for each of the three consecutive financial years, the last of which ended on the Accounts Date and all related notes, as incorporated by reference in Appendix I to the Hong Kong Prospectus;

"Accounts Date" means December 31, 2024;

"Actions" has the meaning given to it in Clause 13.1;

"Admission" means the grant by the Listing Committee of the listing of, and permission to deal in, the Offer Shares on the Main Board of the Stock Exchange, admission of the Offer Shares;

"ADSs" means American Depositary Shares (each representing two class A ordinary shares of the Company);

"Affiliate" means in relation to a particular company, any company or entity which is its holding company or subsidiary, or any subsidiary of its holding company or which directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the company specified. For the purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise;

"AFRC" means the Accounting and Financial Reporting Council;

"AFRC Transaction Levy" means the AFRC transaction levy at the rate of 0.00015% of the Hong Kong Offer Price in respect of the Hong Kong Offer Shares;

"Anti-Corruption Law" means the Foreign Corrupt Practices Act of 1977 of the United States of America and the rules and regulations under that Act or other similar applicable law or regulation in any other jurisdiction;

"Application Lists" means the application lists in respect of the Hong Kong Public Offering referred to in Clause 5.2;

"Appointees" means the Overall Coordinators, the Joint Global Coordinators, the Joint Bookrunners, the Joint Lead managers and the Hong Kong Underwriters;

"Approvals and Filings" means any licences, consents, approvals, authorisations, permits, permissions, clearances, certificates, orders, concessions, qualifications, registrations, sanctions, declarations and/or filings;

"Articles of Association" means the memorandum and articles of association of the Company, as amended from time to time;

"Associate" has the meaning given to it in the Listing Rules;

"Authority" means any administrative, governmental or non-governmental or regulatory commission, board, body, organisation, authority or agency, or any stock exchange, self regulatory organisation or any court, tribunal or arbitrator (including, without limitation, the CSRC and the Stock Exchange), in each case whether international, national, central, federal, provincial, state, regional, municipal, local, domestic, foreign or supranational;

"Base Prospectus" means the base prospectus filed as part of the Registration Statement, in the form in which it has most recently been filed with the SEC;

"Brokerage" means the brokerage at the rate of 1.0% of (i) the Hong Kong Offer Price per Hong Kong Offer Share or (ii) the International Offer Price per International Offer Share (as the case may be), payable by successful applicants in the Share Offer;

"Business Day" means a day on which banks in Hong Kong and London are generally open for normal banking business to the public and which is not a Saturday, Sunday or public holiday in Hong Kong;

"CCASS" means the Central Clearing and Settlement System established and operated by HKSCC;

"Closing Date" means the first day on which the Hong Kong Offer Shares commence trading on the Main Board of the Stock Exchange, which is expected to be July 4, 2025 or such later date as the Company and the Overall Coordinators (on behalf of the Hong Kong Underwriters) may agree in writing;

"CMIs" or "Capital Market Intermediaries" means GS, MS (in alphabetical order), Huatai, Futu Securities and Tiger Brokers;

"Companies Ordinance" means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

"Companies (WUMP) Ordinance" means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

"Conditions" means the conditions precedent set out in Clause 2.1;

"CSRC" means the China Securities Regulatory Commission;

"CSRC Archive Rules" means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (关于加强境内企业境外发行证券和上市相关保密和档案管理工作的规定) issued by the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection of the PRC, and National Archives Administration of the PRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time;

"CSRC Filing Rules" means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) and supporting guidelines issued by the CSRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time;

"CSRC Filing Report" means the filing report of in relation to the Share Offer, including any amendments, supplements and/or modifications thereof pursuant to Article 13 of the CSRC Filing Rules;

"CSRC Filing(s)" means any letters, filings, correspondences, communications, documents, responses, undertakings and submissions in any form, including any amendments, supplements and/or modifications thereof, made or to be made to the CSRC, relating to or in connection with the Share Offer pursuant to the CSRC Filing Rules and other applicable rules and requirements of the CSRC (including, without limitation, the CSRC Filing Report);

"CSRC Rules" means the CSRC Filing Rules and the CSRC Archive Rules;

"Directors" means the directors of the Company whose respective names and business addresses are set out in the section headed "Directors and Senior Management" of the Hong Kong Prospectus;

"Disclosure Package" has the meaning given to it in the International Underwriting Agreement;

"Discretionary Incentive Fee" has the meaning given to it in Clause 7.1.2;

"Encumbrance" means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Extreme Conditions" means the extreme conditions the government of Hong Kong may announce in the event of, for example, serious disruption of public transport services, extensive flooding, major landslides, or large-scale power outage after super typhoons according to the revised ''Code of Practice in Times of Typhoons and Rainstorms'' issued by the Hong Kong Labour Department, the occurrence of which causes interruption to ordinary course business operations in Hong Kong and/or that may affect the Price Determination Date or the Closing Date;

"Final Prospectus" means the Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Offer Shares in the form first used to confirm sales of the Offer Shares (or in the form first made available to the International Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act);

"FINI" means the "Fast Interface for New Issuance", an online platform operated by the HKSCC that is mandatory for admission to trading and, where applicable, the collection and processing of specified information on subscription in and settlement of all new listings;

"FINI Agreement" means the FINI agreement dated June 24, 2025 and entered into between the Company and HKSCC;

"Fixed Underwriting Commission" has the meaning given to it in Clause 7.1.1;

"Formal Notice" means the press announcement in the agreed form to be issued by the Company in connection with the Hong Kong Public Offering pursuant to the Listing Rules;

"Group" means the Group Companies, taken as a whole;

"Group Companies" means the Company and the Subsidiaries but, for the avoidance of doubt, excludes any partnership, joint venture, association, collective investment scheme or other entity that is not a subsidiary, and "Group Company" means any one of them;

"Guide" means the Guide for New Listing Applicants published by the Stock Exchange;

"HKSCC" means Hong Kong Securities Clearing Company Limited;

"HKSCC EIPO" means the electronic public offering services offered by HKSCC to CCASS participants;

"Hong Kong" means the Hong Kong Special Administrative Region of the PRC;

"Hong Kong dollars" or "HK$" means Hong Kong dollars, the lawful currency of Hong Kong;

"Hong Kong Offer Price" means the final price per Hong Kong Offer Share in Hong Kong dollars (exclusive of the Brokerage, the Trading Fee, the AFRC Transaction Levy and the Transaction Levy) at which the Hong Kong Offer Shares are to be subscribed for or purchased under the Hong Kong Public Offering, to be determined in accordance with Clause 3.1;

"Hong Kong Offer Shares" means the 3,000,000 new Shares being offered by the Company for subscription pursuant to the Hong Kong Public Offering, subject to adjustment and reallocation in accordance with this Agreement and as described in the section headed "Structure of the Share Offer" of the Hong Kong Prospectus, together with the Offer Size Adjustment Option;

"Hong Kong Prospectus" means the prospectus in the agreed form to be issued by the Company in connection with the Hong Kong Public Offering;

"Hong Kong Prospectus Date" means the date of issue of the Hong Kong Prospectus, which is expected to be June 25, 2025;

"Hong Kong Public Offering" means the offer of the Hong Kong Offer Shares for subscription at the Hong Kong Offer Price in Hong Kong to members of the public in Hong Kong on and subject to the terms and conditions of this Agreement and the Hong Kong Public Offering Documents;

"Hong Kong Public Offering Applications" means applications to purchase Hong Kong Offer Shares made online through the White Form eIPO service at www.eipo.com.hk or through HKSCC EIPO channel to electronically cause HKSCC Nominees Limited to apply on an applicant's behalf by instructing his/her/its broker or custodian who is a HKSCC Participant to give electronic application instructions via HKSCC's FINI system to apply for the Hong Kong Offer Shares on his/her/its behalf in compliance with the terms of the Hong Kong Public Offering Documents, including for the avoidance of doubt Hong Kong Underwriter's Applications;

"Hong Kong Public Offering Documents" means the Hong Kong Prospectus and the Formal Notice;

"Hong Kong Public Offering Over-Subscription" has the meaning given to it in Clause 5.9;

"Hong Kong Public Offering Under-Subscription" has the meaning given to it in Clause 5.4;

"Hong Kong Registrar" means Computershare Hong Kong Investor Services Limited;

"Hong Kong Underwriters" means the Hong Kong Underwriters whose respective names and addresses are set out in Schedule 1;

"Hong Kong Underwriting Commitment" means, in relation to a Hong Kong Underwriter, the maximum number of the Hong Kong Offer Shares the subscription for which that Hong Kong Underwriter has agreed to underwrite pursuant to the terms and conditions of this Agreement, as calculated in accordance with Clause 5.4 and subject to adjustment and reallocation in accordance with this Agreement, and subject to the Offer Size Adjustment Option;

"Indemnified Parties" means (a) the Appointees; (b) the Affiliates of the persons referred to in (a); (c) the respective representatives, directors, officers; and employees, assignees and agents of the persons referred to in (a) and (b); and "Indemnified Party" means any one of them;

"International Offering" means the offer of the International Offer Shares for subscription at the International Offer Price on and subject to the terms and conditions of the International Underwriting Agreement;

"International Offering Circular" means the offering circular dated the date hereof to be issued by the Company in connection with the International Offering (which term shall include the version of the offering circular for distribution to Qualified Institutional Buyers in the United States);

"International Offer Price" means the final price per International Offer Share in Hong Kong dollars (exclusive of the Brokerage, the Trading Fee, the AFRC Transaction Levy and the Transaction Levy) at which the International Shares are to be subscribed for or purchased under the International Offering, to be determined in accordance with Clause 3.1;

"International Offer Shares" means the 27,000,000 new Shares being offered by the Company for subscription pursuant to the International Offering, subject to adjustment and in accordance with this Agreement and the International Underwriting Agreement, together with the Offer Size Adjustment Option;

"International Underwriting Commitment" means, in relation to an International Underwriter, the maximum number of the International Offer Shares the subscription or purchase (as the case may be) for which that International Underwriter has agreed to underwrite pursuant to the terms and conditions of the International Underwriting Agreement, subject to adjustment and reallocation in accordance with the International Underwriting Agreement, together with the Offer Size Adjustment Option;

"International Underwriters" means the persons named as such in the International Underwriting Agreement;

"International Underwriting Agreement" means the International Underwriting Agreement relating to the International Offering to be entered into among the Company and the International Underwriters;

"Joint Bookrunners" means GS, MS (in alphabetical order), Huatai, Futu Securities and Tiger Brokers;

"Joint Global Coordinators" means GS, MS (in alphabetical order) and Huatai;

"Joint Lead Managers" means GS, MS (in alphabetical order), Huatai, Futu Securities and Tiger Brokers;

"Laws" means any international, national, central, federal, provincial, state, regional, municipal, local, domestic or foreign laws (including any common law or case law), statutes, ordinances, legal codes, resolutions, regulations, rules (including the Listing Rules), sanctions, orders, judgments, decrees, rulings, opinions, guidelines, measures, notices or circulars (in each case, whether formally published or not and to the extent mandatory or, if not complied with, the basis for legal, administrative, regulatory or judicial consequences) of any Authority;

"Listing Committee" means the listing committee of the Stock Exchange;

"Listing Rules" means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and the guidance letters, listing decisions, guidelines and other requirements of the Stock Exchange;

"Lock-up Period" has the meaning given to it in Clause 11.1;

"Losses" has the meaning given to it in Clause 13.1;

"Material Adverse Effect" means a material adverse effect, or any development involving a prospective material adverse change, in or affecting the assets, liabilities, prospects, shareholders' equity, profitability, results of operations, or financial position of the Group taken as a whole;

"Nominee" means Bank of China (Hong Kong) Nominees Limited;

"Offer Shares" means the Hong Kong Offer Shares and the International Offer Shares;

"Offering Documents" means the Hong Kong Public Offering Documents, the Registration Statement, the U.S. Prospectus, the Disclosure Package, and any other document of which the Company has issued, given, released, incorporated by reference or used with the approval of the Company in connection with the Share Offer and, in each case, all amendments or supplements thereto, whether or not approved by the Overall Coordinators or any of the Underwriters;

"Offer Size Adjustment Option" means the option that the Company has under this Agreement which is exercisable by the Company after consultation with the Overall Coordinators on or before the execution of the International Underwriting Agreement, pursuant to which the Company may issue and allot the Offer Size Adjustment Option Shares at the Offer Price, to cover additional market demand, if any;

"Offer Size Adjustment Option Shares" means up to an aggregate of 4,500,000 additional Shares as may be issued under the Offer Size Adjustment Option;

"Operative Documents" means the Price Determination Agreement, the Receiving Bank Agreement and the FINI Agreement, including all amendments and supplements to any of them;

"Overall Coordinators" means GS and MS (in alphabetical order);

"Preliminary Prospectus" means any preliminary prospectus (including any preliminary prospectus supplement) relating to the Offer Shares, in the form filed with the SEC pursuant to Rule 424(b) under the Securities Act;

"PRC" means the People's Republic of China which, for the purposes of this Agreement, will not include Hong Kong, Taiwan and the Macau Special Administrative Region of the People's Republic of China;

"Price Determination Agreement" means the price determination agreement in the agreed form to be entered into between the Company and the Overall Coordinators (on behalf of the Hong Kong Underwriters) on the Price Determination Date to record the Hong Kong Offer Price and the International Offer Price;

"Price Determination Date" means the date on which the Hong Kong Offer Price and the International Offer Price are fixed for the purposes of the Share Offer in accordance with Clause 3.1;

"Receiving Bank" means Bank of China (Hong Kong) Limited;

"Receiving Bank Agreement" means the receiving bank agreement dated June 24, 2025 entered into among the Company, the Receiving Bank, the Hong Kong Registrar, the Overall Coordinators and the Nominee;

"Reference Hong Kong Public Offering Amount" means the amount equal to A x (B – C), where A = the Hong Kong Offer Price, B = the number of Shares being offered by the Company under the Hong Kong Public Offering (before reallocation of any International Offer Shares to the Hong Kong Public Offering and the Offer Size Adjustment Option in accordance with this Agreement), C = the number of Unsold Hong Kong Offer Shares which are reallocated to the International Offering pursuant to Clause 5.10;

"Relevant Hong Kong Public Offering Application" means, in relation to a Hong Kong Underwriter, a Hong Kong Public Offering Application made or procured to be made by the Hong Kong Underwriter pursuant to Clause 5.5 to reduce the Hong Kong Underwriting Commitment of that Hong Kong Underwriter;

"Relevant Time" means the earlier of (i) the time that it is determined the Hong Kong Public Offering is fully subscribed, or (ii) the time that the number of Shares to be taken by the Hong Kong Underwriters is determined pursuant to Clause 5.4;

"Reporting Accountants" means PricewaterhouseCoopers, Certified Public Accountant;

"Registration Statement" means the automatic shelf registration statement as defined under Rule 405 under the Securities Act on Form F-3 (File No. 333-268834), as amended by such post-effective amendment at the time of its effectiveness, including the exhibits and any schedules thereto, the documents incorporated or deemed to be incorporated by reference therein and the documents otherwise deemed to be a part thereof at the time of effectiveness pursuant to Rule 430A, Rule 430B or Rule 430C under the Securities Act.

"SEC" means the US Securities and Exchange Commission;

"Securities Act" means the United States Securities Act of 1933, as amended;

"Securities and Futures Ordinance" means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

"SFC" means the Securities and Futures Commission of Hong Kong;

"Shares" means class A ordinary shares in the capital of the Company of US$0.0001 each;

"Share Offer" means the Hong Kong Public Offering and the International Offering;

"Stock Exchange" means The Stock Exchange of Hong Kong Limited;

"Stock Exchange Website" means www.hkexnews.hk;

"Subsidiaries" means subsidiaries of the Company within the meaning of the Listing Rules (including the PRC operating entities of the Company, the financial accounts of which have been consolidated and accounted for as if they were subsidiaries of the Company by virtue of the contractual arrangements), and "Subsidiary" means any one of them;

"Surviving Provisions" means Clause 1 (Definitions and Interpretations), Clause 7.2 (Costs of Company), Clause 7.3 (Costs of Appointees), Clause 12.2 (Effect of termination), Clause 13 (Indemnity), Clause 14 (Announcements), Clause 15 (Confidentiality), Clause 16 (Notices), Clause 17 (Governing Law; Disputes Resolution) and Clause 18 (General Provisions);

"Tax" means all forms of tax whenever created, imposed or arising and whether of the United States, Hong Kong, the PRC or any other part of the world and, without prejudice to the generality of the foregoing, includes all forms of tax on or relating to profits, salaries, interest and other forms of income, tax on capital gains, sales and value added tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates and other taxes or charges relating to property, customs and other import and excise duties, and generally any tax, duty, impost, levy, rate, charge or any amount payable to revenue, customs or fiscal Authorities whether of United States, Hong Kong, the PRC or of any other part of the world, whether by way of actual assessment, loss of allowance, withholding, deduction or credit available for relief or otherwise, and including any additions, penalties or similar liabilities and/or interest arising in respect of any tax; and "Taxation" and "Taxing" will be construed accordingly;

"Trading Fee" means the trading fee at the rate of 0.005% of (i) the Hong Kong Offer Price per Hong Kong Offer Share or (ii) the International Offer Price per International Offer Share (as the case may be), charged by the Stock Exchange;

"Transaction Levy" means the transaction levy at the rate of 0.0027% of (i) the Hong Kong Offer Price per Hong Kong Offer Share or (ii) the International Offer Price per International Offer Share (as the case may be), charged by the SFC;

"Underwriters" means the Hong Kong Underwriters and the International Underwriters;

"Underwriters Warranties" means the representations, warranties and undertakings of the Hong Kong Underwriters as set out in Part B of Schedule 2;

"Unsold Hong Kong Offer Shares" has the meaning given to it in Clause 5.4.1;

"U.S. Prospectus" means the Base Prospectus, the Preliminary Prospectus and the Final Prospectus as well as the documents incorporated by reference therein.

"U.S. Special Resolution Regime" means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder;

"Verification Notes" means the verification notes relating to the Hong Kong Prospectus, copies of which have been approved by the Directors and signed on behalf of the Directors; and

"Warranties" means the representations, warranties and undertakings of the Company as set out in Part A of Schedule 2;

"White Form eIPO Service" means the facility offered by the Company through the White Form eIPO Service Provider as the service provider designated by the Company allowing investors to apply electronically to purchase Offer Shares in the Hong Kong Public Offering on a website designated for such purpose, as provided for and disclosed in the Hong Kong Prospectus; and

"White Form eIPO Service Provider" means Computershare Hong Kong Investor Services Limited.

1.2	Headings

Headings will be ignored in construing this Agreement.

1.3	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce any term of, or enjoy any benefit under, this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Ordinance, including, for the avoidance of doubt, any such right or remedy of any Indemnified Party and its assignees. This Agreement may be terminated or rescinded and any term may be amended, varied or waived without the consent of or notice to any person who is not a party to this Agreement.

1.4	Recitals and Schedules

The Recitals and the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement will include the Recitals and the Schedules.

1.5	References

Except where the context otherwise requires, in this Agreement:

1.5.1	references to "Clauses", "Recitals" and "Schedules" are to clauses of and recitals and schedules to this Agreement;

1.5.2	the term "or" is not exclusive;

1.5.3	references to a statute or statutory provision, or rules or regulations (whether having the force of law) include:

(a)	(i) the same as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

(b)	(ii) any past statute or statutory provision, or rules or regulations (as from time to time modified, re-enacted or consolidated) which such statute or statutory provision, or rules or regulations has directly or indirectly replaced; and any subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement;

1.5.4	references to a "person" include any company, firm, joint venture, unincorporated association or partnership;

1.5.5	references to a "company" include any company, corporation or body corporate, wherever incorporated;

1.5.6	the terms "subsidiary" and "holding company" have the meanings given to them in Part 1 of the Companies Ordinance;

1.5.7	references to a document being "in the agreed form" means it is in the form agreed from time to time between the Company and the Overall Coordinators (on behalf of the Hong Kong Underwriters), including all amendments and supplements to it;

1.5.8	references to a "certified copy" means a copy certified as a true copy by a Director or the secretary of the Company or the legal advisers to the Company;

1.5.9	references to times of day and dates are to Hong Kong times and dates, respectively;

1.5.10	the words "include", "includes", "including", "in particular" and words of similar effect will not be deemed to limit the general effect of the words that precede them;

1.5.11	references to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm;

1.5.12	words denoting any gender include the other gender and words denoting natural persons will include any other persons; and

1.5.13	references to the singular include the plural and vice versa.

1.6	Several Liability

1.6.1	Any provision of this Agreement which is expressed to bind the Appointees, the Hong Kong Underwriters, the International Underwriters or the Underwriters will, save where it is expressly provided otherwise, bind each of them severally and not jointly or jointly and severally.

1.6.2	A beneficiary of an obligation may in its absolute discretion release, compound, or compromise or give time or indulgence in relation to the liability of specific co-obligors without in any way prejudicing or affecting its rights against the other co-obligors.

2.	Conditions

2.1	Conditions

The obligations of the Hong Kong Underwriters under this Agreement are conditional on:

2.1.1	the Overall Coordinators (on behalf of the Hong Kong Underwriters) having received all the conditions precedent documents:

(a)	set out in Part A of Schedule 3 by not later than 9:00 p.m. (Hong Kong time) on June 24, 2025 (or such other time as agreed in writing between the Company and the Overall Coordinators); and

(b)	set out in Part B of Schedule 3 by not later than 9:00 p.m. (Hong Kong time) on the Business Day immediately before the Closing Date;

2.1.2	the issue by the Stock Exchange of a certificate of authorisation of registration in respect of the Hong Kong Prospectus and the registration by the Registrar of Companies in Hong Kong of the Hong Kong Prospectus, duly certified by two Directors (or by their attorneys duly authorised in writing) as having been approved by resolutions of the board of Directors and having attached to them all necessary consents and documents required by section 342C of the Companies (WUMP) Ordinance (subject to any certificate of exemption granted pursuant to section 342A of the Companies (WUMP) Ordinance) not later than 6:00 p.m. (Hong Kong time) on the Business Day immediately before the Hong Kong Prospectus Date;

2.1.3	Admission having occurred and becoming effective (either unconditionally or subject only to the allotment and issue of the Offer Shares, despatch or availability for collection of share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Overall Coordinators (on behalf of the Hong Kong Underwriters)) by not later than 8:00 a.m. (Hong Kong time) on the Closing Date, and Admission not subsequently having been withdrawn, cancelled or revoked prior to the commencement of trading of the Offer Shares on the Main Board of the Stock Exchange;

2.1.4	admission into CCASS in respect of the Shares having occurred and become effective (either unconditionally or subject only to allotment and issue of the relevant Offer Shares, despatch or availability for collection of share certificates in respect of the Offer Shares and/or such other conditions as may be acceptable to the Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters)) on or before the Closing Date (or such later date as the Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters) may agree in writing);

2.1.5	the Hong Kong Offer Price and the International Offer Price having been fixed, and the Price Determination Agreement having been entered into in accordance with Clause 3.1 and the Price Determination Agreement not subsequently having been terminated;

2.1.6	the execution and delivery of the International Underwriting Agreement;

2.1.7	the Warranties being true, accurate, not misleading and not breached on and as of the date of this Agreement and the dates and times on which they are deemed to be repeated under this Agreement (as though they had been given and made on such dates and times by reference to the facts and circumstances then subsisting);

2.1.8	the Company having complied with this Agreement and satisfied all the obligations and conditions on its part under this Agreement to be performed or satisfied on or prior to the respective times and dates by which such obligations must be performed or conditions must be met;

2.1.9	all of the waivers or exemptions as stated in the Prospectus to be granted by the Stock Exchange having been granted and are not otherwise revoked, withdrawn, amended or invalidated;

2.1.10	the obligations of the International Underwriters contained in the International Underwriting Agreement having become unconditional in accordance with its terms, save for the condition relating to the obligations of the Hong Kong Underwriters under this Agreement (and any condition for this Agreement becoming unconditional), and the International Underwriting Agreement not subsequently having been terminated, prior to 8:00 a.m. (Hong Kong time) on the Closing Date; and

2.1.11	(i) the Shares remaining listed on the Main Board of the Stock Exchange and the ADSs remaining listed on the Nasdaq Global Select Market at all times prior to 8:00 a.m. (Hong Kong time) on the Closing Date and the current listing of the Shares not having been withdrawn or the trading of the Shares not having been suspended or put on halt for more than two consecutive Business Days; and (ii) no indication having been received before 8:00 a.m. (Hong Kong time) on the Closing Date from the Stock Exchange or the Nasdaq Global Select Market to the effect that such listing may be withdrawn or objected to (or conditions will or may be attached thereto) including but not limited to as a result of the Share Offer or in connection with the terms of this Agreement or for any other reason; and

2.1.12	all of the Approvals and Filings in connection with the application for listing of the Offer Shares and the Share Offer granted by the relevant Authorities having been obtained, valid and are not otherwise revoked, withdrawn, amended or invalidated.

2.2	Undertaking to fulfil Conditions

The Company undertakes to each Hong Kong Underwriter to use its reasonable endeavours to fulfil, or use its reasonable endeavours to procure the fulfilment of, the Conditions on or before the relevant time or date specified and, in particular, will furnish such information, supply such documents, pay such fees, give such undertakings and do all acts and things as may be reasonably required by the Overall Coordinators (on behalf of the Hong Kong Underwriters), the Stock Exchange, the SFC, the CSRC, the SEC and the Registrar of Companies in Hong Kong for the purposes of or in connection with the public offering of the Hong Kong Offer Shares on the Main Board of the Stock Exchange and the fulfilment of the Conditions.

2.3	Extension

The Overall Coordinators (on behalf of the Hong Kong Underwriters) may, after reasonable consultation with the Company, on or before the last day on which each of the Conditions is required to be fulfilled, either:

2.3.1	extend the deadline for the fulfilment of any Condition by such number of days or in such manner as the Overall Coordinators may determine (in which case the Overall Coordinators can extend the other dates/deadlines referred to in this Agreement in such manner as they deem appropriate, provided that no extension may be made after July 25, 2025 (being the date which is 30 days following the Hong Kong Prospectus Date) and any such extension and the new dates or deadlines must be notified by the Overall Coordinators to the other parties to this Agreement as soon as practicable after each extension is made; or

2.3.2	in respect of the Conditions other than those set out in Clause 2.1.2 to Clause 2.1.8, waive or modify (in whole or in part and with or without condition(s) attached) any Condition.

2.4	Conditions Not Fulfilled

Without prejudice to Clause 2.3, if any of the Conditions have not been fulfilled in accordance with their terms on or before the date or time specified without any subsequent extension of time or waiver or modification in accordance with the terms of this Agreement, this Agreement will terminate with immediate effect and Clause 12.2 will apply.

3.	Offer Price

3.1	Determination of Offer Price

3.1.1	The Company and the Overall Coordinators (on behalf of the Hong Kong Underwriters) will meet or otherwise communicate as soon as reasonably practicable, after the book-building process in respect of the International Offering has been completed, with a view to agreeing the final price at which the Hong Kong Offer Shares and International Offer Shares will be offered pursuant to the Share Offer. The Company and the Overall Coordinators may agree on the price at which the International Offer Shares will be offered at a level higher than the maximum Hong Kong Offer Price, if (a) any of (i) the closing trading price of the Shares on the Stock Exchange or (ii) the Hong Kong dollar equivalent of the closing trading price of the American Depositary Receipts on the Nasdaq Global Select Market (on a per-Share converted basis) on the last trading day on or before the Price Determination Date were to exceed the maximum Hong Kong Offer Price as stated in the Hong Kong Prospectus and/or (b) the Company believes that it is in the best interest of the Company as a listed company to set the International Offer Price at a level higher than the maximum Hong Kong Offer Price based on the level of interest expressed by professional and institutional investors during the bookbuilding process. If the International Offer Price is set at or lower than the maximum Hong Kong Offer Price, the Hong Kong Offer Price must be set at such price which is equal to the International Offer Price. In no circumstances will the Hong Kong Offer Price be set above the maximum Hong Kong Offer Price as stated in the Hong Kong Prospectus or the International Offer Price.

3.1.2	If the Company and the Overall Coordinators (on behalf of the Hong Kong Underwriters) reach agreement on the said prices, which are expected to be agreed on or before July 2, 2025, then the said prices will constitute the Hong Kong Offer Price and the International Offer Price for the purposes of the Share Offer and this Agreement, and the Company and the Overall Coordinators will record the agreement of those prices by executing the Price Determination Agreement. If no such agreement is reached or the Price Determination Agreement is not signed by July 2, 2025 and no extension is granted by the Overall Coordinators pursuant to Clause 2.3, the provisions of Clause 2.4 shall apply.

3.2	Offer Size Adjustment Option

The Company may, upon consultation with the Overall Coordinators, exercise the Offer Size Adjustment Option on or before the time of execution of the International Underwriting Agreement pursuant to the terms and conditions of this Agreement and as described in the Offering Documents, which will lapse immediately thereafter. In the event of that the Offer Size Adjustment Option is exercised, the Company shall deliver out a written notice, substantially in the form set forth in Schedule 7 hereto, to the Overall Coordinators. In the event that the Offer Size Adjustment Option is not exercised prior to the time of execution of the International Underwriting Agreement, the Offer Size Adjustment Option shall lapse automatically and be of no effect whatsoever. If the Offer Size Adjustment Option is exercised, whether in full or in part:

3.2.1	the additional Offer Shares issued pursuant to the Offer Size Adjustment Option will be allocated to maintain, to the extent possible, the proportionality between the Hong Kong Public Offering and the International Offering as determined after the application of the reallocation arrangements described in Clause 5.8 below and as set out in the Hong Kong Prospectus:

3.2.2	the Offer Size Adjustment Option Shares allocated to the Hong Kong Public Offering shall for all purposes (including underwriting commissions and expenses) be deemed to be delivered as Hong Kong Offer Shares under and with the benefit of all rights, warranties and undertakings applying to this Agreement; and:

3.2.3	the Hong Kong Underwriters will be entitled to the underwriting commission in respect of the Offer Size Adjustment Option Shares that are allocated to the Hong Kong Public Offering:

4.	Appointments

4.1	The Company confirms and acknowledges its appointment, to the exclusion of all others, the Overall Coordinators as the overall coordinators, the Joint Global Coordinators as the joint global coordinators, the Joint Bookrunners as the joint bookrunners and the Joint Lead Managers as the joint lead managers for the Share Offer, and each of the Overall Coordinators, Joint Global Coordinators, Joint Bookrunners and Joint Lead Managers, relying on the Warranties, confirms its acceptance of each appointment, on and subject to the terms and conditions of this Agreement.

4.2	Hong Kong Underwriters

The Company appoints, to the exclusion of all others, the Hong Kong Underwriters to underwrite the Hong Kong Public Offering, and each Hong Kong Underwriter, relying on the Warranties, severally (but not jointly or jointly and severally) accepts its appointment, on and subject to the terms and conditions of this Agreement.

4.3	Delegation

4.3.1	Each appointment referred to in Clause 4.1 to Clause 4.2 is made and has been accepted on the basis, and on terms, that each Appointee is irrevocably authorised to delegate all or any of its rights, duties, powers, authorities and discretions in such manner and on such terms as it thinks fit (with or without formality and without prior notice of any such delegation being required to be given to the Company) to any one or more of its Affiliates.

4.3.2	Each Appointee will remain liable for all acts and omissions of its delegates to which it has delegated the rights, duties, powers, authorities and discretions pursuant to this Clause 4.3 to the extent that it would have been liable hereunder if it had not delegated such rights, duties, powers and/or discretions.

4.4	Conferment of Authority

The Company confirms that each appointment referred to in Clause 4.1 to Clause 4.2 confers on each Appointee and each of its delegates as referred to in Clause 4.3 all rights, duties, powers, authorities and discretions on behalf of the Company, which are necessary for, or incidental to, the performance of the Appointee's role as an overall coordinator, global coordinator, lead manager, bookrunner or underwriter (as the case may be) and agrees to ratify and confirm everything which the Appointee or any of its delegates as referred to in Clause 4.3 has done or will do in accordance with the terms of this Agreement and within the scope of its appointment or in the exercise of any of such rights, duties, powers, authorities and discretions.

4.5	Sub-underwriting

Each of the Hong Kong Underwriters severally undertakes that, from the date of this Agreement until the Relevant Time, it will not sub-underwrite its Hong Kong Underwriting Commitment under this Agreement or enter into any transaction involving the Shares or securities, derivatives or other instruments relating to the Shares which is intended to have the economic effect of hedging or otherwise mitigating the economic risk associated with its Hong Kong Underwriting Commitment under this Agreement. The foregoing restrictions shall not apply to the ordinary course sales and trading and other activities of any Hong Kong Underwriter that are unrelated to and do not directly conflict with their obligations to underwrite pursuant to Clause 5.4 and in particular (but without limitation) (save as prohibited by law) shall not apply to:

4.5.1	transactions that involve any securities or derivatives that reference any existing and established sector or market index, provided that the weighting of the Shares in any such sector or market index does not exceed 15 per cent. of the index;

4.5.2	proprietary positions in the Company's securities or in derivatives related to the Company's securities held or entered into by the Hong Kong Underwriters or any of their affiliates in the ordinary course of business prior to the date of this Agreement; or

4.5.3	transactions relating to ordinary course market making or facilitating customer transactions,

and any such transactions shall be effected in compliance with applicable Laws.

Notwithstanding the foregoing, each Appointee may transfer any Shares allotted to them pursuant to this Agreement to any one or more of its Affiliates.

4.6	No liability for Hong Kong Offer Price, International Offer Price and Offering Documents

Notwithstanding anything contained in this Agreement, none of the Appointees and the other Indemnified Parties will have any liability whatsoever to the Company or any other person in respect of any of the following matters (the Company confirms and accepts that these are solely its responsibilities):

4.6.1	any alleged insufficiency of the Hong Kong Offer Price, the International Offer Price or any dealing price of the Shares; and

4.6.2	any of the matters referred to in Clauses 13.1.1 and 13.1.2, and each Indemnified Party shall be entitled, pursuant to the indemnities contained in Clause 13, to recover any Loss incurred, made or suffered as a result of or in connection with any of the foregoing matters.

4.7	No Fiduciary Duties

4.7.1	The Company acknowledges and agrees that:

(a)	the Overall Coordinators, in their roles as such, are acting solely as overall coordinators in connection with the Share Offer;

(b)	the Joint Global Coordinators, in their roles as such, are acting solely as global coordinators in connection with the Share Offer;

(c)	the Joint Bookrunners, in their roles as such, are acting solely as bookrunners in connection with the International Offering; and

(d)	the Joint Lead Managers, in their roles as such, are acting solely as lead managers in connection with the International Offering; and

(e)	the Hong Kong Underwriters, in their roles as such, are acting solely as underwriters in connection with the Hong Kong Public Offering.

4.7.2	The Company further acknowledges and agrees that each Appointee is acting pursuant to a contractual relationship with the Company, in each case entered into on an arm's length basis, and in no event do the parties intend that any Appointee, its delegates or any of them act or be responsible as a fiduciary or adviser to any Group Company, their respective management, shareholders or creditors or any other person in connection with any activity that each Appointee, its delegates or any of them may undertake or have undertaken in furtherance of the Share Offer, either before or after the date of this Agreement.

4.7.3	Each Appointee expressly disclaims for itself and for each of its delegates any fiduciary, advisory or similar obligations to any Group Company, either in connection with any transactions contemplated by this Agreement or otherwise by the Share Offer or the public offering of the Shares on the Stock Exchange or any process or matters leading up to such transactions, and the Company confirms its understanding and agreement to that effect.

4.7.4	None of the Appointees is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company must consult its own advisers concerning such matters and the Appointees and their respective delegates will have no responsibility or liability to the Company with respect thereto.

4.7.5	The Company, on the one hand, and the Appointees, as applicable, on the other hand, agree that:

(a)	with respect to any transactions contemplated by this Agreement or otherwise by the Share Offer or the public offering of the Shares on the Stock Exchange or any process or matters leading up to such transactions,

(i)	they are each responsible for making their own respective independent judgments; and

(ii)	none of the Appointees has assumed, or will assume, any fiduciary or advisory or other similar responsibility in favour of any Group Company, irrespective of whether any of the Appointees have advised or are currently advising any Group Company on other matters; and

(b)	any opinions or views expressed by the Appointees or their respective delegates, as applicable, to the Company regarding any such transactions, process or matters, including any opinions or views with respect to the price or market for the Offer Shares or, more generally, the Shares, do not constitute advice or recommendations to the Company; and

(c)	the Appointees, as applicable, are acting as principal and not as the agent of any Group Company (except and solely, in the case of the Overall Coordinators, for the limited purposes of making payment on behalf of the Company of the Trading Fee and the Transaction Levy to the Stock Exchange and the SFC, respectively, as set forth in Clause 6.3.1) nor as the fiduciary or adviser of any Group Company.

4.7.6	The Company waives and releases, to the fullest extent permitted by Laws, any Actions that the Company may have against any of the Appointees and/or their respective delegates with respect to any breach or alleged breach of any fiduciary, advisory or other similar duty to the Company in connection with the transactions contemplated by this Agreement or otherwise by the Share Offer or the public offering of the Shares on the Stock Exchange or any process or matters leading up to such transactions.

4.7.7	The Company further acknowledges that each Appointee may be engaged in a broad range of transactions that involve interests that differ from those of the Group.

4.8	Several Obligations

4.8.1	Any transaction carried out by any of the Appointees pursuant to its appointment under Clause 4.1 to Clause 4.2, as applicable, or by any of its delegates (other than a purchase of any Hong Kong Offer Shares by that Appointee or delegate as principal) will constitute a transaction carried out at the request of and for the Company and not on account of or for any of the other Appointees or their respective delegates.

4.8.2	The obligations of each Appointee are several (and not joint or joint and several). None of the Appointees under Clause 4.1 to Clause 4.2 will be liable for any failure on the part of any of the other Appointees to perform their respective obligations under this Agreement and no such failure shall affect the right of any of the other Appointees to enforce the terms of this Agreement.

4.8.3	Notwithstanding the foregoing, each Appointee under Clause 4.1 to Clause 4.2 can enforce any or all of its rights under this Agreement either alone or jointly with one or more of the other Appointees.

4.9	Advice to the Company

The Company hereby confirms and acknowledges that each of the Overall Coordinators has:

4.9.1	engaged the Company at various stages during the offering process to understand the Company’s preferences and objectives with respect to pricing and the desired shareholder or investor base;

4.9.2	explained the basis of its advice and recommendations to the Company including any advantages and disadvantages, including but not limited to communicating its allocation policy to the Company, and that the Company confirms that it fully understands the factors underlying the allocation recommendations;

4.9.3	advised the Company in a timely manner, throughout the period of engagement, of key factors for consideration and how these could influence the pricing outcome, allocation and future shareholder or investor base;

4.9.4	advised the Company on the information that should be provided to the CMIs to enable them to meet their obligations and responsibilities under the Code of Conduct, including information about the Company to facilitate a reasonable assessment of the Company required under the Code of Conduct;

4.9.5	provided guidance to the Company on the market’s practice on the ratio of fixed and discretionary fees to be paid to the CMIs;

4.9.6	advised and guided the Company and its directors as to their responsibilities under the rules, regulations and requirements of the Stock Exchange, the SFC and any other Authority which apply to placing activities including the Share Offer, and that the Company and its directors fully understand and undertake to the Overall Coordinators and the Underwriters that they have met or will meet these responsibilities; and

4.9.7	where the Company decided not to adopt an Overall Coordinator’s advice or recommendations in relation to pricing or allocation of shares, or its decisions may lead to a lack of open market, an inadequate spread of investors or may negatively affect the orderly and fair trading of such shares in the secondary market, explained the potential concerns and advised the Company against making these decisions.

4.10	Receiving Bank and Nominee

4.10.1	The Company has appointed the Receiving Bank to receive applications and application monies under the Hong Kong Public Offering and has appointed the Nominee to hold the application monies received by the Receiving Bank under the Hong Kong Public Offering, in each case on and subject to the terms and conditions contained in the Receiving Bank Agreement.

4.10.2	The Company will use its reasonable endeavours to procure (i) each of the Receiving Bank and the Nominee to do all such acts and things as may be reasonably required to be done by it in connection with the Hong Kong Public Offering and its associated transactions; and (ii) the Nominee to hold and deal with such application monies on and subject to the terms and conditions contained in the Receiving Bank Agreement.

4.11	Hong Kong Registrar and eIPO Service

4.11.1	The Company has appointed the Hong Kong Registrar to provide services in connection with the processing of the Hong Kong Public Offering Applications. The Company has appointed the White Form eIPO Service Provider to act as the service provider in relation to the White Form eIPO Service.

4.11.2	The Company will use its reasonable endeavours to procure the Hong Kong Registrar to do all such acts and things as may be reasonably required to be done by it in connection with the Hong Kong Public Offering and its associated transactions.

5.	Hong kong public offering

5.1	Hong Kong Public Offering

5.1.1	The Company will offer the Hong Kong Offer Shares for subscription by the public in Hong Kong at the Hong Kong Offer Price (together with Brokerage, Trading Fee, the AFRC Transaction Levy and Transaction Levy) payable in full on application in Hong Kong dollars on and subject to the terms and conditions set out in the Hong Kong Public Offering Documents and this Agreement.

5.1.2	Subject to the registration of the Hong Kong Prospectus with the Registrar of Companies in Hong Kong by or on behalf of the Company, the Company will cause the Formal Notice to be published on the Company's website and the Stock Exchange Website on the day(s) specified in Schedule 5 (or such other publications and/or day(s) as agreed by the Company and the Overall Coordinators).

5.2	Application Lists

The Application Lists will open at 11:45 a.m. (Hong Kong time) on the Acceptance Date and will close at 12:00 noon (Hong Kong time) on that day, provided that in the event of a tropical cyclone warning signal number 8 or above or a "black" rainstorm warning signal or Extreme Conditions being in force in Hong Kong at any time between 9:00 a.m. (Hong Kong time) and 12:00 noon (Hong Kong time) on that day, then the Application Lists will open at 11:45 a.m. (Hong Kong time) and close at 12:00 noon (Hong Kong time) on the next Business Day on which no such signals remain in force in Hong Kong at any time between 9:00 a.m. (Hong Kong time) and 12:00 noon (Hong Kong time). All references in this Agreement to the "Acceptance Date" and to the time of opening and closing of the Application Lists will be construed accordingly.

5.3	Basis of Allocation

5.3.1	The Company agrees that the Overall Coordinators will have the exclusive right and power, acting reasonably, on and subject to the terms and conditions of the Hong Kong Public Offering Documents and this Agreement, to:

(a)	reject or accept in whole or in part any Hong Kong Public Offering Application; and

(b)	where the number of Hong Kong Offer Shares under Accepted Hong Kong Public Offering Applications exceeds the total number of Hong Kong Offer Shares, determine the basis of allocation of the Hong Kong Offer Shares.

5.3.2	The Company must, and will use its reasonable endeavours to procure the Receiving Bank and the Hong Kong Registrar to, provide, as soon as practicable after the close of the Application Lists, the Overall Coordinators with such information, calculations and assistance as the Overall Coordinators may reasonably require, including:

(a)	in the event of a Hong Kong Public Offering Under-Subscription, the number of Hong Kong Offer Shares which falls short of the total number of Hong Kong Offer Shares before adjustment and reallocation pursuant to this Agreement;

(b)	in the event of a Hong Kong Public Offering Over-Subscription, the number of Hong Kong Offer Shares under Accepted Hong Kong Public Offering Applications which exceeds the total number of Hong Kong Offer Shares before adjustment and reallocation in accordance with this Agreement; and

(c)	the level of acceptances and basis of allocation of the Hong Kong Offer Shares.

5.4	Several Underwriting Commitments

5.4.1	On and subject to the terms and conditions of this Agreement and in reliance upon the Warranties, if and to the extent that, by 2:00 p.m. (Hong Kong time) on the Acceptance Date, there remain any Hong Kong Offer Shares which have not been validly applied for under Accepted Hong Kong Public Offering Applications or in respect of which payment has not been cleared (a "Hong Kong Public Offering Under-Subscription"), the Hong Kong Underwriters (other than to the extent a Hong Kong Underwriter's Hong Kong Underwriting Commitment has been reduced by Relevant Hong Kong Public Offering Applications pursuant to Clause 5.5) will, pursuant to this Clause 5.4 but subject to Clause 5.8 and Clause 5.10, apply or procure applications for the number of Hong Kong Offer Shares remaining available as a result of the Hong Kong Public Offering Under-Subscription (the "Unsold Hong Kong Offer Shares") in accordance with the terms and conditions set out in the Hong Kong Public Offering Documents (other than as to the deadline for making Hong Kong Public Offering Applications and the terms of payment) and will pay or procure to be paid the full amount payable on application (together with the Brokerage, the Trading Fee, the AFRC Transaction Levy and the Transaction Levy) in accordance with Clause 5.7.2, provided that:

(a)	the obligations of the Hong Kong Underwriters in respect of the Unsold Hong Kong Offer Shares under this Clause 5.4 will be several (and not joint or joint and several);

(b)	the number of Unsold Hong Kong Offer Shares for which each Hong Kong Underwriter is obligated to apply or procure applications for will be calculated by applying the formula below (but will not exceed the maximum number of Hong Kong Offer Shares as set forth opposite the name of the Hong Kong Underwriter in Schedule 1): N = T x [(C – P)/(AC – AP)] where in relation to each Hong Kong Underwriter:

N	is the number of Unsold Hong Kong Offer Shares which that Hong Kong Underwriter is obligated to apply or procure applications for under this Clause, subject to such adjustment as the Overall Coordinators may determine to avoid fractional shares;

T	is the total number of Unsold Hong Kong Offer Shares determined after any adjustment or reallocation pursuant to Clause 5.8 and Clause 5.10, as applicable;

C	is the Hong Kong Public Offering Underwriting Commitment of that Hong Kong Underwriter (ignoring any reduction pursuant to Clause 5.5);

P	is the number of Hong Kong Offer Shares comprised in the Relevant Hong Kong Public Offering Applications of that Hong Kong Underwriter;

AC	is the aggregate number of Hong Kong Offer Shares determined after any adjustment or reallocation pursuant to Clause 3.2 and Clause 5.10, as applicable; and

AP	is the aggregate number of Hong Kong Offer Shares comprised in the Relevant Hong Kong Public Offering Applications of all the Hong Kong Underwriters,

and the obligations of the Hong Kong Underwriters determined pursuant to this Clause 5.4 may be rounded, as determined by the Overall Coordinators in their sole and absolute discretion, to avoid fractions and odd lots;

(c)	all parties agree that the determination of the Overall Coordinators of the obligations of the Hong Kong Underwriters with respect to the Unsold Hong Kong Offer Shares under this Clause 5.4 will be final and binding; and

(d)	the maximum Hong Kong Public Offering Underwriting Commitment of each Hong Kong Underwriter is set out in Schedule 1.

5.4.2	None of the Hong Kong Underwriters will be liable for any failure on the part of any of the other Hong Kong Underwriters to perform their obligations under this Clause 5.4 or otherwise under this Agreement. Notwithstanding the foregoing, each Hong Kong Underwriter can enforce any or all of its rights under this Agreement, either alone or jointly with the other Hong Kong Underwriters.

5.5	Hong Kong Underwriters' Set-off

Each Hong Kong Public Offering Application made or procured to be made by a Hong Kong Underwriter (otherwise than pursuant to Clause 5.7) will off-set the Hong Kong Public Offering Underwriting Commitment of that Hong Kong Underwriter, provided that each Hong Kong Public Offering Application so made has been marked with the name of that Hong Kong Underwriter and the Hong Kong Public Offering Application has been accepted as an Accepted Hong Kong Public Offering Application. Each such Accepted Hong Kong Public Offering Application reduces the Hong Kong Public Offering Underwriting Commitment of that Hong Kong Underwriter pro tanto by the number of Hong Kong Offer Shares accepted pursuant to and comprised in such Accepted Hong Kong Public Offering Application. Detailed requirements relating to the set-off of the Hong Kong Public Offering Underwriting Commitment of a Hong Kong Underwriter are set out in Schedule 4.

5.6	Accepted Applications

The Company agrees that all duly completed and submitted Hong Kong Public Offering Applications received prior to the close of the Application Lists and accepted by the Overall Coordinators or the Company pursuant to Clause 5.3.1(a) and 5.3.2, either in whole or in part, will be accepted by the Company before calling upon the Hong Kong Underwriters or any of them to perform their respective obligations under Clause 5.4.

5.7	Applications and payment for Unsold Hong Kong Offer Shares

In the event of a Hong Kong Public Offering Under-Subscription:

5.7.1	the Overall Coordinators must, subject to receiving the relevant information, calculations and assistance from the Company, the Receiving Bank and the Hong Kong Registrar pursuant to Clause 5.3.2(a), notify each Hong Kong Underwriter as soon as practicable and in any event by 7:00 p.m. (Hong Kong time) on the Acceptance Date of the number of Unsold Hong Kong Offer Shares to be taken up by that Hong Kong Underwriter pursuant to Clause 5.4; and

5.7.2	each Hong Kong Underwriter must, as soon as practicable and in any event not later than 12:00 noon (Hong Kong time) on the first Business Day immediately after such notification and subject to the Conditions having been fulfilled or waived in accordance with the terms of this Agreement:

(a)	deliver to the Overall Coordinators duly completed applications for such number of Unsold Hong Kong Offer Shares as fall to be taken up by it, specifying the names and addresses of the applicants and the number of Hong Kong Offer Shares to be allocated to each applicant; and

(b)	pay, or procure to be paid, to the Nominee the aggregate amount payable on application in respect of the Hong Kong Offer Price for such number of Unsold Hong Kong Offer Shares as fall to be taken up by it (which will include all amounts on account of the Brokerage, the Trading Fee, the AFRC Transaction Levy and the Transaction Levy in accordance with the terms of the Hong Kong Public Offering); and

5.7.3	the Company must, as soon as practicable and not later than 9:00 a.m. (Hong Kong time) July 3, 2025 (being the date specified in the Hong Kong Prospectus for the despatch of share certificates):

(a)	allot and issue to the applicants the Hong Kong Offer Shares to be taken up pursuant to Clause 5.7.2; and

(b)	use its reasonable endeavours to procure the Hong Kong Registrar to issue and deliver valid share certificates in respect of such Hong Kong Offer Shares, in each case in compliance with Clause 6.1.

5.8	Overall Coordinators May Make Applications

In the event of a Hong Kong Public Offering Under-Subscription, the Overall Coordinators will have the right (to be exercised at their sole and absolute discretion (either acting individually or together in such proportions as will be agreed among themselves) and in relation to which they are under no obligation to exercise) to apply or procure applications for (subject to and in accordance with the Hong Kong Public Offering Documents and this Agreement) all or any of the Unsold Hong Kong Offer Shares which any Hong Kong Underwriter is required to subscribe or procure subscription pursuant to Clause 5.4. Any application submitted or procured to be submitted by the Overall Coordinators pursuant to this Clause 5.8 in respect of which payment is made mutatis mutandis in accordance with Clause 5.7 will satisfy pro tanto the obligation of the relevant Hong Kong Underwriter under Clause 5.4, but will not affect any agreement or arrangement among the Hong Kong Underwriters regarding the payment of underwriting commission.

5.9	Reallocation from the International Offering to the Hong Kong Public Offering

5.9.1	If the number of Hong Kong Offer Shares which are the subject of the Accepted Hong Kong Public Offering Applications exceeds the number of Hong Kong Offer Shares initially available for subscription under the Hong Kong Public Offering (a "Hong Kong Public Offering Over-Subscription"), then:

(a)	subject to any required reallocation as set forth in paragraph (ii) below and provisions set out in Chapter 4.14 of the Guide, the Overall Coordinators may (but shall have no obligation to), in their sole and absolute discretion, reallocate Offer Shares from the International Offering to the Hong Kong Public Offering and make available such reallocated Offer Shares as additional Hong Kong Offer Shares to satisfy Hong Kong Public Offering Applications. In the event of such reallocation, the number of Offer Shares available under the International Offering and the respective International Underwriting Commitments of the International Underwriters may be reduced in such manner and proportions as the Overall Coordinators may in their sole and absolute discretion determine, and the Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of the Offer Shares reallocated to the Hong Kong Public Offering; and

(b)	if the Hong Kong Public Offering Over-Subscription represents a subscription of (a) 3 times or more but less than 6 times, (b) 6 times or more but less than 10 times or (c) 10 times or more, of the number of the Hong Kong Offer Shares initially available for subscription under the Hong Kong Public Offering, then Offer Shares shall be reallocated to the Hong Kong Offer from the International Offering, so that the total number of Offer Shares available under the Hong Kong Public Offering shall be increased to 6,000,000, 7,500,000 and 9,000,000 Offer Shares, respectively, representing approximately 20% (in the case of (a) above), 25% (in the case of (b) above) or 30% (in the case of (c) above), respectively, of the total number of Offer Shares initially available under the Share Offer assuming the Offer Size Adjustment Option is not exercised.

(c)	if the Hong Kong Public Offering Over-Subscription represents a subscription of (a) 3 times or more but less than 6 times, (b) 6 times or more but less than 10 times or (c) 10 times or more, of the number of the Hong Kong Offer Shares initially available for subscription under the Hong Kong Public Offering, then Offer Shares shall be reallocated to the Hong Kong Public Offering from the International Offering, so that the total number of Offer Shares available under the Hong Kong Public Offering shall be increased to 6,900,000, 8,625,000 and 10,350,000 Offer Shares, respectively, representing approximately 20% (in the case of (a) above), 25% (in the case of (b) above) or 30% (in the case of (c) above), respectively, of the total number of Offer Shares initially available under the Share Offer assuming the Offer Size Adjustment Option is exercised in full.

5.9.2	In each of the above cases, the number of Offer Shares available under the International Offering and the respective International Underwriting Commitments of the International Underwriters shall be reduced accordingly, and the Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of the Offer Shares reallocated to the Hong Kong Public Offering.

5.10	Reallocation from the Hong Kong Public Offering to the International Offering

In the event of a Hong Kong Public Offering Under-Subscription, the Overall Coordinators may (but will have no obligation to), in their sole and absolute discretion, reallocate all or any of the Unsold Hong Kong Offer Shares from the Hong Kong Public Offering to the International Offering and make available the reallocated Offer Shares as additional International Offer Shares to satisfy demand under the International Offering. In the event of such reallocation, the number of Unsold Hong Kong Offer Shares (including those reallocated pursuant to Clause 5.9) and the respective Hong Kong Public Offering Underwriting Commitments of the Hong Kong Underwriters may be reduced in such manner and proportions as the Overall Coordinators may, in their sole and absolute discretion, determine. The Hong Kong Underwriters will not be entitled to the underwriting commission referred to in Clause 7.1 in respect of the Unsold Hong Kong Offer Shares (including those reallocated pursuant to Clause 5.9) which have been reallocated to the International Offering.

5.11	Hong Kong Underwriters' Obligations Cease

All obligations and liabilities of the Hong Kong Underwriters under this Agreement will cease following payment in full by or on behalf of the Hong Kong Underwriters in accordance with Clause 5.7 or Clause 5.8 or upon a Hong Kong Public Offering Over-Subscription having occurred (save in respect of any antecedent breaches under this Agreement).

5.12	Implementation of the Hong Kong Public Offering

Without prejudice to the foregoing obligations, the Company undertakes with each Appointee to take all such actions and do (or use its reasonable endeavours to procure to be done) all such other acts and things required to implement the Public Offer and to comply with all relevant requirements to facilitate the Admission.

6.	Allotment and Payment

6.1	Issue of Hong Kong Offer Shares

The Company must, as soon as practicable following announcement of the basis of allocation of the Hong Kong Offer Shares and in any event by no later than 9:00 a.m. (Hong Kong time) on July 3, 2025 (being the date specified in the Hong Kong Prospectus for the despatch of share certificates):

6.1.1	duly allot and issue, conditional upon the fulfilment of the Conditions (unless waived in accordance with the terms of this Agreement), the Hong Kong Offer Shares in accordance with the relevant sections of the Hong Kong Public Offering Documents and this Agreement to the applicants specified in the Accepted Public Offer Applications and in the numbers specified by the Overall Coordinators on terms that they rank pari passu in all respects with the existing issued Shares, including the right to rank in full for all distributions declared, paid or made by the Company after the time of their allotment, except for certain aspects described in the Hong Kong Prospectus, and that they will rank pari passu in all respects with the International Offering Shares;

6.1.2	use its reasonable endeavours to procure the Hong Kong Registrar to enter the names of the successful applicants (or, where appropriate, HKSCC Nominees Limited) in the register of members of the Company maintained in Hong Kong accordingly (without payment of any registration fee); and

6.1.3	use its reasonable endeavours to procure the Hong Kong Registrar to issue and despatch, or deliver or release, share certificates in respect of the Accepted Hong Kong Public Offering Applications (in such number and denomination as directed by the Overall Coordinators) to the successful applicants or, where appropriate, HKSCC Nominees Limited for immediate credit to such CCASS stock accounts as will be notified by the Overall Coordinators to the Company or make them available for collection (as applicable) as provided for in the Hong Kong Public Offering Documents.

6.2	Payment to the Company

6.2.1	Subject to this Agreement not having been terminated and the terms of the Receiving Bank Agreement, the Overall Coordinators will issue a written confirmation to the Nominee on the Closing Date at or around 9:00 a.m. (Hong Kong time) that the Conditions have been fulfilled (or waived). Subject to Clause 6.2.2 and upon the Nominee receiving the confirmation, the application monies (together with any accrued interest, if applicable) received in respect of Accepted Hong Kong Public Offering Applications and held by the Nominee will be paid in Hong Kong dollars to the Company in accordance with the Receiving Bank Agreement by wire transfer to the account in Hong Kong specified by the Company and notified to the Overall Coordinators in writing as soon as practicable after the signing of this Agreement (but in any event by no later than the Price Determination Date) in immediately available funds.

6.2.2	The Company irrevocably and unconditionally authorises the Overall Coordinators to direct the Nominee to deduct from the application monies (before payment of the application monies to the Company as provided in Clause 6.2.1) and pay to the Overall Coordinators (and where a person other than the Overall Coordinators is entitled to any amount so deducted, such amount will be received by the Overall Coordinators on behalf of that person) all amounts payable by the Company pursuant to Clause 6.3 and Clause 7.2.1 (v).

6.2.3	To the extent that the amounts deducted by the Nominee under Clause 6.2.2 are insufficient to cover, or the Nominee does not or will not deduct the sum required in Clause 6.2.2, the Company must pay or cause to be paid in full the shortfall or the amounts not so deducted, as applicable, as soon as possible after the Closing Date and forthwith upon demand by the Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters) or by the relevant party entitled to the amount payable by the Company.

6.2.4	The net amount the Company will be entitled to receive pursuant to this Clause 6.2 and the Receiving Bank Agreement will (if applicable) be calculated after allowing for entitlements of successful applicants under the Hong Kong Public Offering to a refund of application monies if and to the extent that the Hong Kong Offer Price will be determined at below the maximum Hong Kong Offer Price per Hong Kong Offer Share to be disclosed in the Hong Kong Prospectus.

6.3	Brokerage, Trading Fee, AFRC Transaction Levy and Transaction Levy

6.3.1	The Company irrevocably and unconditionally authorises the Overall Coordinators to direct the Nominee to deduct and pay on behalf of:

(a)	all successful applicants under the Hong Kong Public Offering (a) to the persons entitled to receive it the Brokerage, (b) to the Stock Exchange the Trading Fee, (c) to the AFRC the AFRC Transaction Levy, and (d) to the SFC the Transaction Levy, in each case in respect of the Accepted Hong Kong Public Offering Applications; and

(b)	the Company (a) to the Stock Exchange the Trading Fee, (b) to the AFRC the AFRC Transaction Levy, and (c) to the SFC the Transaction Levy, in each case in respect of the Accepted Hong Kong Public Offering Applications, such amounts to be paid out of the application monies received in respect of Hong Kong Public Offering Applications.

6.3.2	The respective entitlements of each Hong Kong Underwriter to the Brokerage will be paid as separately agreed between the Overall Coordinators and the Hong Kong Underwriters.

6.4	Refund

The Company will use its reasonable endeavours to procure, in accordance with the terms of the Receiving Bank Agreement, the Nominee and/or the Hong Kong Registrar (as the case may be) to pay refunds of application monies, to those successful and unsuccessful applicants under the Hong Kong Public Offering who are entitled to receive refunds of application monies (in whole or in part) in accordance with the Hong Kong Public Offering Documents.

6.5	Separate Bank Account

The Company agrees that the application monies received in respect of Hong Kong Public Offering Applications will be credited to a separate bank account with the Nominee pursuant to the terms of the Receiving Bank Agreement.

6.6	No responsibility for default

The Company acknowledges and agrees that none of the Appointees has any liability whatsoever under Clause 6 or Clause 7 or otherwise for any default by the Nominee or the Hong Kong Registrar or any other application or otherwise of funds.

7.	Commissions and Costs

7.1	Underwriting Commission

7.1.1	Subject to this Agreement having become unconditional and not having been terminated under its terms, the Company will pay the Overall Coordinators (on behalf of the Hong Kong Underwriters) a fixed underwriting commission equal to 1.5 per cent. of the Reference Hong Kong Public Offering Amount (the "Fixed Underwriting Commission"). The Fixed Underwriting Commission shall be allocated among the Hong Kong Underwriters in accordance with the respective Hong Kong Public Offering Underwriting Commitment of each Hong Kong Underwriter as set forth in Schedule 1.

7.1.2	The Company may, at its sole and absolute discretion, and by reference to the agreed form discretionary incentive fee evaluation criteria, elect to pay to the Overall Coordinators (on behalf of the Hong Kong Underwriters) a discretionary incentive fee of up to 1.0 per cent. of the Reference Hong Kong Public Offering Amount (the "Discretionary Incentive Fee").

7.1.3	If the Company elects to pay any Discretionary Incentive Fee, the amount of the Discretionary Incentive Fee and the respective entitlements of the Hong Kong Underwriters to any Discretionary Incentive Fee shall be determined by the Company at its sole and absolute discretion and shall be set out in a notice to be delivered by the Company to the Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters) on or before the Price Determination Date, and the Company shall pay the Discretionary Incentive Fee within 15 Business Days of the date of such notice. For the avoidance of doubt, the Discretionary Incentive Fee shall not be deducted from the proceeds of the Share Offer to be paid to the Company at the closing of the Share Offer.

7.2	Costs of the Company

7.2.1	All costs, expenses, fees, charges and Taxation in connection with or incidental to the Share Offer, the public offering of the Shares on the Stock Exchange, this Agreement and the transactions contemplated thereby or in this Agreement, including the following:

(a)	the underwriting commissions;

(b)	fees and expenses of all the legal advisers to the Company and the fees and expenses of all legal advisers to the Underwriters;

(c)	fees and expenses of the Reporting Accountant;

(d)	fees and expenses of the Receiving Bank and the Nominee in accordance with the Receiving Bank Agreement;

(e)	fees and expenses of the Hong Kong Registrar and the White Form eIPO Service Provider;

(f)	fees and expenses of all the translators;

(g)	fees and expenses of any public relations consultants;

(h)	fees and expenses of other agents and advisers of the Company;

(i)	fees and expenses in connection with the application for, and the maintenance of, the public offering of the Offer Shares on the Stock Exchange;

(j)	fees and expenses in connection with the filing or registration of any document, or any amendment or supplemental thereto, with any Authority, including the Stock Exchange, the SFC, the CSRC, the SEC and the Registrar of Companies in Hong Kong;

(k)	fees, costs and expenses of the Company in connection with any roadshow (including but not limited to pre-deal or non-deal roadshow, or investor education), press conference, presentations or meetings undertaken in connection with the marketing of the Share Offer;

(l)	costs and expenses in connection with printing and advertising in relation to the Share Offer, including that of the financial printer;

(m)	costs and expenses in connection with preparing, despatching, filing and distributing the Offering Documents, and all amendments and supplements thereto, in all relevant jurisdictions;

(n)	costs and expenses of the Company in connection with preparing, printing, delivering, despatching and distributing (including transportation, packaging and insurance) share certificates, letters of regret and refund payments;

(o)	costs and expenses of the Company in connection with the arrangement by the Company of any director and officer insurance in connection with the Share Offer;

(p)	subject to Clause 6.3.1(b), the Trading Fee, the AFRC Transaction Levy and the Transaction Levy payable by the Company, and all capital duty (if any), premium duty (if any) and any other fees, charges, expenses, Taxes and levies payable, in respect of the creation, allotment, issue, sale and delivery of the Offer Shares;

(q)	CCASS and FINI related transaction fees payable in connection with the Share Offer; and

(r)	fees payable to the Financial Industry Regulatory Authority pursuant to section 7 of its Articles of Association;

(s)	all out-of-pocket expenses reasonably and properly incurred (including fees, costs and expenses in connection with conducting the syndicate analysts' briefing and other presentations, and in connection with conducting company and litigation searches in connection with the Share Offer) by each Overall Coordinator and its delegates in connection with the Share Offer which are not otherwise specifically provided for in this Clause 7.2, up to a maximum of HK$100,000 per Overall Coordinator (or such higher amount with the prior written consent of the Company), will be borne by the Company, and the Company will pay or cause to be paid all such costs, expenses, fees, charges and Taxation. For the avoidance of doubt, no such costs, expenses, fees, charges and Taxation contemplated in this Agreement and the International Underwriting Agreement (including with respect to the monetary limits set forth in Clause 7.2.1(s) above) shall be paid more than once by the Company in connection with the Share Offer.

7.2.2	Where certain costs payable by the Company have been excluded or capped in the relevant engagement letter or separate agreement between the Company and that Appointee, such costs shall be similarly excluded or capped (as the case may be) from Clause 7.2 with respect to that Appointee. In this Clause 7.2, where any costs are payable by the Company pursuant to an agreement or arrangement: (a) to which none of the Appointees are party, the Appointees acknowledge and agree that the Company will not owe any liability (contractual or otherwise) towards any Appointee with respect to the payment of such costs; and (b) to which one or more Appointee is party, the Appointee acknowledge and agree that the Company will only owe a liability for the payment of such costs to the Appointees which are party to the agreement or arrangement.

7.2.3	If this Agreement is rescinded or terminated or does not become unconditional or, for any other reason, the Share Offer does not proceed, the Company will not be liable to pay the Fixed Underwriting Commission or Discretionary Incentive Fee under Clause 7.1, but the Company must pay or reimburse or cause to be paid or reimbursed:

(a)	all costs, expenses, fees, charges and Taxation referred to in Clause 7.2 which have been incurred by any Appointee; and

(b)	all other costs, expenses, fees, charges and Taxation payable by the Company pursuant to Clause 7.2, in each case as soon as reasonably practicable upon demand by any Appointee or the relevant party which incurred such costs, expenses, fees, charges and Taxation, as the case may be.

7.3	Costs of Appointees

Save as set out in this Clause and subject to Clause 13, the Company will not be liable to reimburse any Appointee for any cost, expense, fee, charge or Taxation incurred by it in connection with or incidental to the Share Offer, the public offering of the Shares on the Stock Exchange, this Agreement or the transactions contemplated thereby or hereby.

8.	Representations, Warranties and Undertakings of the Company

8.1	Warranties

8.1.1	The Company represents, warrants and undertakes with respect to each of the Warranties in Part A of Schedule 2 to each Appointee that each of the Warranties is true, accurate and not misleading on the terms set out in this Clause.

8.1.2	The Company acknowledges that each Appointee is entering into this Agreement in reliance upon the Warranties made by them respectively.

8.1.3	Each Warranty will be construed separately and independently and will not be limited or restricted by reference to or inference from the terms of any of the other Warranties or any other term of this Agreement.

8.2	Repetition of Warranties

The Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting as at the date of this Agreement. In addition, the Warranties will be deemed to have been repeated, in each case with reference to the facts and circumstances then subsisting:

8.2.1	on the date of the registration of the Hong Kong Prospectus by the Registrar of Companies in Hong Kong;

8.2.2	on the Hong Kong Prospectus Date;

8.2.3	on the Acceptance Date;

8.2.4	on the Price Determination Date;

8.2.5	immediately prior to the Time of Sale (as defined in the International Underwriting Agreement);

8.2.6	immediately prior to (a) the delivery by the Overall Coordinators or any other Hong Kong Underwriter of duly completed applications, and (b) the payment by the Overall Coordinators or any other Hong Kong Underwriter for the Hong Kong Offer Shares to be taken up by them, respectively, pursuant to Clause 5.4, Clause 5.7 or Clause 5.8 (as the case may be);

8.2.7	on the date of announcement of the results of allocation of the Hong Kong Offer Shares; and

8.2.8	immediately prior to 8:00 a.m. (Hong Kong time) on the Closing Date .

8.3	Notice of Breach of Warranties

The Company undertakes to as soon as reasonably practicable notify the Overall Coordinators (on behalf of the Hong Kong Underwriters) in writing if it comes to its knowledge that any of its respective Warranties is untrue, inaccurate or misleading in any respect or ceases to be true and accurate or becomes misleading in any respect at any time up to the last to occur of the dates or times specified in Clause 8.2 or if it becomes aware of any event or circumstance which would or could reasonably be expected to cause any of its respective Warranties to become untrue, inaccurate or misleading in any respect.

8.4	Undertaking Not To Breach Warranties

The Company undertakes to each Appointee, except to the extent necessary to comply with applicable Laws, to use reasonable endeavours not to, and, so far as it is within its control, to procure each Group Company to use reasonable endeavours not to, do or omit to do anything or permit to occur any event which would render any of its respective Warranties untrue, inaccurate or misleading at any time up to the last to occur of the dates or times specified in Clause 8.2 or which would materially and adversely affect the Share Offer.

8.5	Remedial Action and Announcements

8.5.1	Except to the extent prohibited by the Laws, the Company will notify the Overall Coordinators promptly if at any time, by reference to the facts and circumstances then subsisting, on or prior to the last to occur of the dates or times on which its respective Warranties are deemed to be given pursuant to the provisions of Clause 8.2:

(a)	any event occurs or any circumstance exists which renders or could reasonably be expected to render untrue or inaccurate in any material respect or misleading any of the Warranties, or gives rise or could reasonably be expected to give rise to a claim under any of the indemnities as contained in or given pursuant to this Agreement; or

(b)	any event occurs or any circumstance exists which requires or would reasonably require the making of any change to any Offering Document so that the Offering Document would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in there, in the light of the circumstances under which they were made, not misleading; or

(c)	it becomes necessary or desirable for any other reason to amend or supplement any Offering Document; or

(d)	any significant new factor likely to affect the Hong Kong Public Offering or the Share Offer arises and,

and in each of the cases described in sub-Clause (a) to sub-Clause (d), the Company, at its own expense, must as soon as reasonably practicable take such remedial action as may be reasonably required by the Overall Coordinators, including preparing, announcing, issuing, publishing, distributing or otherwise making available, at the Company's expense, such amendments or supplements to any Offering Document as the Overall Coordinators may reasonably require and supplying the Overall Coordinators and such persons as they may direct, with such number of copies of such amendments or supplements as they may reasonably require, provided that the Company will obtain the written consent of the Overall Coordinators prior to the publication or distribution of such amendment or supplement. Without prejudice to the foregoing, the Company agrees not to make any amendment or supplement to any Offering Document without the prior written approval of the Overall Coordinators.

8.5.2	If any matter or event referred to in Clause 8.5.1 occurs, nothing in this Agreement will prejudice any rights that any Appointee may have in connection with the occurrence of such matter or event, including any rights arising under Clause 12 or Clause 13.

8.6	Knowledge of the Company

A reference in this Clause 8 or in Part A of Schedule 2 to the Company's knowledge, information, belief or awareness or any similar expression will be deemed to (a) refer to the knowledge of the directors of the Company, who will be deemed to have knowledge of such matters as they would have discovered had they made all due and reasonable enquiries, and (b) include an additional statement that the directors of the Company have used their respective best endeavours to ensure that all information given in the relevant Warranty is true, complete and accurate in all material respects. Notwithstanding that any Appointee has knowledge or has conducted investigation or enquiry with respect to the information given under the relevant Warranty, the rights of the Appointees under this Clause will not be prejudiced by such knowledge, investigation and/or enquiry.

8.7	Obligations Personal

The obligations of each of the parties under this Agreement will be binding on each of their respective personal representatives or their successors in title.

8.8	Release of Obligations

Any Appointee may in its sole and absolute discretion release, compound or compromise or give time or indulgence in relation to the liability of another Appointee without in any way prejudicing or affecting its rights against the other Appointees under the same or a similar liability.

8.9	Consideration

The Company has entered into this Agreement, and agreed to give the representations, warranties, undertakings and indemnities in this Agreement, in consideration of the Appointees agreeing to enter into this Agreement.

8.10	Amendment or Supplement

For the purpose of this Clause 8, if an amendment or supplement to any Offering Documents is published after the date of this Agreement, the representations, warranties, agreements and undertakings relating to any such documents given pursuant to this Clause 8 will be deemed to be repeated on the date of publication of each amendment or supplement, and when so repeated, the representations, warranties, agreements and undertakings relating to such documents will be read and construed subject to the provisions of this Agreement as if the references therein to such documents include such documents when read together with such amendment or supplement.

8.11	Full force

The Warranties will remain in full force and effect notwithstanding the completion of the Share Offer and the matters and arrangements referred to or contemplated in this Agreement.

9.	Undertakings of the Company

The Company undertakes to each Appointee that it will:

9.1	Hong Kong Public Offering

The Company undertakes to the Overall Coordinators that it shall, comply in a timely manner with the terms and conditions of the Share Offer and all obligations imposed upon it by the Companies Ordinance, the Companies (WUMP) Ordinance, the Securities and Futures Ordinance, and the Listing Rules and all requirements of the Stock Exchange or the SFC or any other Authority and all applicable Laws in respect of or by reason of the matters contemplated by this Agreement and otherwise in connection with the Share Offer, including but without limitation to:

9.1.1	doing all such acts and things as are necessary to ensure that Admission occurs and is not subsequently withdrawn, cancelled or revoked;

9.1.2	making all necessary Approvals and Filings with the Registrar of Companies in Hong Kong and the Stock Exchange;

9.1.3	making available on display the documents referred to in the section headed "Documents Available on Display" in Appendix IIIA to the Hong Kong Prospectus for the period stated therein;

9.1.4	complying with the Listing Rules in relation to supplemental prospectuses that may have to be issued in respect of the Share Offer and further agrees not to make, issue, publish, distribute or otherwise make available directly or indirectly to the public any statement, announcement, press release, material, information or prospectus in relation to the Share Offer without the prior written consent of the Overall Coordinators (such consent not being reasonably withheld);

9.1.5	furnishing to the Overall Coordinators copies of the amendment or supplement to the Hong Kong Prospectus, if any, signed by an authorised officer of the Company and additional copies of the prospectus in such quantities as the Overall Coordinators may from time-to-time reasonably request;

9.1.6	complying with the Stock Exchange's rules, guidance or other regulatory requirements to publish and disseminate to the public, under certain circumstances, information affecting the information contained in the Hong Kong Prospectus and announce by way of press announcement any such information required by the Stock Exchange to be published and disseminated to the public, provided that no such press announcement shall be issued by the Company without having been submitted to the Overall Coordinators for their review not less than three Business Days prior to such issuance or such shorter period of time as is necessary for the Company to avoid violation of any law or regulation applicable to it;

9.1.7	using its reasonable endeavours to procure that (a) the Hong Kong Registrar and the White Form eIPO Service Provider will comply in all respects with the terms of their appointment, (b) each of the Receiving Bank and the Nominee will comply in all respects with the terms of their respective appointments under the terms of the Receiving Bank Agreement, and (c) each of the Hong Kong Registrar, White Form eIPO Service Provider, the Receiving Bank and the Nominee will do all such acts and things as may be reasonably required to be done by it in connection with the Share Offer and the transactions contemplated in this Agreement (including any reasonable instructions or requests from the Overall Coordinators);

9.1.8	using its reasonable endeavours to procure that the Hong Kong Registrar will perform its obligations in connection with the White Form eIPO Service and comply with the agreement between themselves, all applicable Laws (including the Guidelines for Electronic Public Offerings published by the SFC and the Operational Procedures for eIPO Applications Submitted via Banks/Stockbrokers issued by the Federation of Share Registrars Limited) and any reasonable instructions from the Overall Coordinators in connection with the White Form eIPO Service;

9.1.9	at the request of the Overall Coordinators, using its reasonable efforts to procure that the arrangements provided for in the Receiving Bank Agreement be varied and/or supplemented in the manner requested by the Overall Coordinators in case of an unexpectedly high volume of applications under the Hong Kong Public Offering; and

9.1.10	not providing, procuring each Group Company and/or any of their respective directors, officers, Affiliates or agents not to provide any material information, including forward-looking information (whether qualitative or quantitative), which is not reasonably expected to be included in the Offering Documents and which is not publicly available to any research analyst of the Overall Coordinators and of each of the Underwriters at any time up to or on the date falling 40 days after the Price Determination Date;

9.2	Information

provide to the Overall Coordinators all such information as known to it or which on due and careful enquiry ought to be known to it and whether relating to the Group or the Company, or otherwise as may be reasonably required by the Overall Coordinators in connection with the Share Offer for the purposes of complying with any requirements of applicable Laws or of the Stock Exchange or of the SFC, the SEC or of any other relevant Authority. The Company hereby undertakes to the Overall Coordinators to provide, to the extent reasonably practicable, any such other resolutions, consents, authorities, documents, opinions and certificates which are relevant in the context of the Share Offer owing to circumstances arising or events occurring after the date of this Agreement but before 8:00 a.m. on the Closing Date and as the Overall Coordinators may reasonably require;

9.3	Restrictive Covenants

not, and procure that no other Group Company will not:

9.3.1	enter into any commitment or arrangement which could reasonably be expected to materially adversely affect the Share Offer;

9.3.2	not, and procure that no Group Company will, at any time after the date of this Agreement up to and including the Closing Date, do or omit to do anything which causes or can reasonably be expected to cause any of the Warranties to be untrue, inaccurate or misleading in any respect at any time prior to or on the Closing Date;

9.3.3	at any time after the date of this Agreement up to and for a period of six months after the Closing Date, take any steps which would reasonably be expected to be materially inconsistent with any expression of policy of the Company or intention of the Company in the Hong Kong Prospectus and the U.S. Prospectus;

9.3.4	using or procuring the use of all the net proceeds from the Share Offer strictly in the manner as described in the Offering Documents (unless agreed to be changed in compliance with the Listing Rules and the requirements of the Stock Exchange);

9.3.5	at any time after the date of this Agreement up to and for a period of six months after the Closing Date, amend any of the terms of the appointments of the Hong Kong Registrar in respect of the Share Offer, the Receiving Bank or the Nominee without the prior written consent of the Overall Coordinators (which shall not be unreasonably withheld or delayed); or

9.3.6	without the prior written approval of the Overall Coordinators (which shall not be unreasonably withheld or delayed), issue, publish, distribute or otherwise make available directly or indirectly to the public any document (including any prospectus), material or information in connection with the Share Offer, or make any amendment to any of the Offering Documents, or any amendment or supplement thereto, except for the Offering Documents, any written materials agreed between the Company and the Overall Coordinators (for themselves and on behalf of the Underwriters) to be made available during any selective marketing of the International Offer Shares or as otherwise provided pursuant to the provisions of this Agreement.

9.4	Maintaining Listing

use its best endeavours to maintain the listing of, and will refrain from taking any action that could reasonably be expected to jeopardise the listing status of, its Shares on the Main Board of the Stock Exchange and the ADSs on the Nasdaq Global Select Market for not less than six months after the Closing Date except following a withdrawal of such listing which has been approved by the relevant shareholders of the Company in accordance with the Listing Rules or the rules of the SEC or following an offer (within the meaning of the Hong Kong Code on Takeovers and Mergers) for the Company becoming unconditional;

9.5	Legal and Regulatory Compliance

comply in all material respects with all applicable Laws (including the rules, regulations and requirements of the Stock Exchange, the SFC, the CSRC, the SEC and any other Authority), including:

9.5.1	procuring that the audited consolidated financial statements of the Group Companies for the financial year ending 31 December 2025 will be prepared on a basis consistent in all material respects with the accounting policies adopted for the purposes of the audited consolidated financial statements of the Group Companies for the financial year ended 31 December 2024 incorporated by reference in the Offering Documents (subject to any changes as may be required by applicable accounting standards);

9.5.2	using or procuring the use of all the net proceeds from the Share Offer strictly in the manner as described in the Offering Documents (unless agreed to be changed in compliance with the Listing Rules and the requirements of the Stock Exchange) and no such change could be made without the consent of the Overall Coordinators during a period of 12 months from the Closing Date, and the Company shall provide reasonable prior notice and the details of such change (if any) to the Overall Coordinators), and not, directly or indirectly, using such proceeds, or lending, contributing or otherwise making available such proceeds to any member of the Group or other person or entity, for the purpose of funding, financing or facilitating any activities or business of or with any person or entity, or of, with or in any country or territory, that, at the time of such funding, financing or facilitating, is subject to any sanctions Laws, or in any other manner that will result in a violation by any individual or entity (including, without limitation, by the Underwriters) of any sanction Laws;

9.5.3	complying with all the undertakings and commitments made by it or the Directors in the Offering Documents;

9.6	Post-closing Filings

The Company shall prepare and submit the CSRC Filings (including, without limitation, the CSRC Filing Report) to the CSRC pursuant to the CSRC Filing Rules. The Company acknowledges and undertakes that in connect with the CSRC Filings to be made to the CSRC for the Share Offer, it and its directors shall:

9.6.1	comply with the requirements under the CSRC Filing Rules in the preparation and submission of the CSRC Filings in all material respects;

9.6.2	ensure that all information and statements included in the CSRC Filings (including the CSRC Filing Report) are and will remain true, accurate and complete and not misleading at the time of the submission of the CSRC Filings or its amendments, and that no material information or facts have been omitted or withheld at the time of the submission of the CSRC Filings or its amendments;

9.6.3	ensure that at the time of the submission of the CSRC Filings or its amendments (i) there are not and will not be any conflicting, inconsistent or materially different descriptions of facts contained in the CSRC Filings, (ii) the CSRC Filings contain and will contain detailed analysis on the fulfillment of Article 15 of the CSRC Filing Rules and descriptions of all material events as required to be reported pursuant to the CSRC Filing Rules or other applicable laws, regulations and rules, and (iii) the CSRC Filings and all other documents filed with the CSRC or issued by or on behalf of the Company in connection with the Share Offer and any transactions contemplated by this Agreement do not and will not contain any statement or commentary that in any manner misrepresents or disparages laws, policies, business environment and judicial system of the PRC;

9.6.4	provide the Overall Coordinators with a written confirmation duly signed by a director or authorized representative of the Company, immediately before submission of the CSRC Filings, to confirm that (i) the Company has complied with all relevant requirements under the applicable laws, regulations and regulatory requirements the CSRC Rules and all relevant disclosure requirements in respect of the CSRC Filings pursuant to the CSRC Filing Rules; (ii) all information and statements included in the CSRC Filings are and will remain true, accurate and complete and not misleading, and that no material information or facts have been omitted or withheld; (iii) the Company is not aware that the CSRC Filings and all other documents filed with the CSRC or issued by or on behalf of the Company in connection with the Share Offer contain any statement or commentary that in any manner misrepresents or disparages laws, policies, business environment and judicial system of the PRC; and (iv) the Company is not aware that any of the circumstances in connection of the CSRC Filings set forth in Article 20 of the CSRC Filing Rules has occurred, and undertake to promptly notify the Overall Coordinators if any of such circumstances occurs or is expected to occur; and

9.6.5	shall not make any amendment, supplement or modification to the final draft or substantially complete draft of the CSRC Filings and (where applicable) the related PRC legal opinion delivered to the Overall Coordinators above unless prior approval from the Overall Coordinators of any such amendment, supplement or modification is obtained.

9.7	Significant Changes

promptly provide full particulars to the Overall Coordinators if, at any time up to or on the date falling 60 days after the Closing Date, there is a significant change which affects or is capable of affecting any information contained in any of the Hong Kong Public Offering Documents or a significant new matter arises, the inclusion of information in respect of which would have been required in any of the Hong Kong Public Offering Documents had it arisen before any of them was issued, and, in connection therewith but subject to Clause 9.8, further:

9.7.1	inform the Stock Exchange of such change or matter if so required by the Overall Coordinators;

9.7.2	at its expense, promptly prepare documentation containing details of such change or matter if so required by the Stock Exchange and with the prior consent of the Overall Coordinators (which shall not be unreasonably withheld or delayed), deliver such documentation to the Stock Exchange for approval and publish such documentation in such manner as the Stock Exchange shall require; and

9.7.3	at its expense, make all necessary announcements via the Stock Exchange Website and the press to avoid a false market being created in the Shares,

and, for the purposes of this Clause 9.6, "significant" means significant for the purpose of making an informed assessment of the matters mentioned in Rule 11.07 of the Listing Rules;

9.8	Announcement

not, during the period commencing on the date of this Agreement and ending on (and including) the date falling 30 days after the Closing Date, issue, make, publish or despatch any announcement, other document or public statement which:

9.8.1	is materially inconsistent with any statement in any of the Hong Kong Public Offering Documents; or

9.8.2	has or may have any material adverse effect on the assets, liabilities, business, general affairs, management, prospects, shareholders' equity, profits, losses, results of operations, position or condition, financial or otherwise, or performance of the Group taken as a whole, in each case without the prior written consent of the Overall Coordinators (such consent not to be unreasonably withheld or delayed), except if and to the extent required by any Law or Authority to which the Company is subject or submits, provided that, to the extent permitted by such Law or Authority (as the case may be), any announcement, document or public statement so required to be issued, made, published or despatched will only be issued, made, published or despatched after the Overall Coordinators have had a reasonable opportunity to review and comment on the final draft and their comments (if any) have been considered by the Company.

9.9	General

without prejudice to the foregoing obligations, do all such other acts and things as may be reasonably required to be done by it to carry into effect the Share Offer in accordance with its terms and conditions.

10.	Undertakings of the Hong Kong Underwriters

10.1	Hong Kong Underwriters Warranties

Each of the Hong Kong Underwriters severally (but not jointly or jointly and severally) represents, warrants and undertakes to the Company that each of the Underwriters Warranties is true, accurate and not misleading as at the date of this Agreement.

10.2	Warranties Repeated

The Underwriters Warranties are given on and as at the date of this Agreement with respect to the facts and circumstances subsisting as at the date of this Agreement. In addition, the Underwriters Warranties will be deemed to be repeated on each of the dates or times specified in Clause 8.2, in each case with reference to the facts and circumstances then subsisting.

11.	Lock-Up on the Company

11.1	The Company undertakes to each Appointee not to (except for the offer, allotment and issue of the Offer Shares pursuant to the Share Offer, including pursuant to any exercise of the Offer Size Adjustment Option), during the period commencing on the date of this Agreement and ending on, and including, the date that is 90 days after the Closing Date (the "Lock-up Period"), without the prior written consent of the Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters) (and such written consent shall not be unreasonably withheld):

11.1.1	allot, issue, sell, accept subscription for, offer to allot, issue or sell, contract or agree to allot pledge, grant or sell any option, warrant, contract or right to subscribe for or purchase, or otherwise dispose of, either directly or indirectly, conditionally or unconditionally, any Shares or any other securities of the Company or any interest in any of the foregoing (including any securities convertible into or exchangeable or exercisable for or that represent the right to receive, or any warrants or other rights to subscribe for or purchase, any Shares or any other equity securities of the Company);

11.1.2	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or any other securities of the Company or any interest in any of the foregoing (including any securities convertible into or exchangeable or exercisable for or that represent the right to receive, or any warrants or other rights to subscribe for or purchase, any Shares or any other equity securities of the Company);

11.1.3	enter into any transaction with the same economic effect as any transaction specified in Clause 11.1.1 or Clause 11.1.2; or

11.1.4	offer to or agree to or announce any intention to effect any transaction specified in Clause 11.1.1, Clause 11.1.2 or Clause 11.1.3, in each case, whether the transaction is to be settled by delivery of Shares or such other equity securities of the Company or in cash or otherwise (whether or not the allotment or issue of Shares or such other securities of the Company will be completed within the Lockup Period) but in each case not including any action taken in the Company's ordinary course of business (including, but not limited to, the operation of the share incentive plans (including in connection with the exercise of options or vesting of restricted share units thereunder) disclosed in the Hong Kong Prospectus).

12.	Termination

12.1	Termination Events

The Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters) can, in their sole and absolute discretion, by a joint notice in writing to the Company, terminate this Agreement with immediate effect if, at any time at or prior to 8:00 a.m. (Hong Kong time) on the Closing Date:

There develops, occurs, exists or comes into force:

12.1.1	any new law or regulation or any change or development involving a prospective change in existing law or regulation, or any change or development involving a prospective change in the interpretation or application thereof by any court or other competent authority in or affecting the United States, Hong Kong, the PRC, and the Cayman Islands (each a "Relevant Jurisdiction"); or

12.1.2	any change or development involving a prospective change or development, or any event or series of events likely to result in or representing a change or development, or prospective change or development, in local, national, regional or international financial, political, military, industrial, economic, currency market, fiscal or regulatory or market conditions or any monetary or trading settlement system (including, without limitation, conditions in stock and bond markets, money and foreign exchange markets and inter-bank markets, a change in the system under which the value of the Hong Kong currency is linked to that of the currency of the United States or a change of the Hong Kong dollars or of the Renminbi against any foreign currencies) in or affecting any Relevant Jurisdiction; or

12.1.3	any event or series of events, in the nature of force majeure (including, without limitation, acts of government, labour disputes, strikes, lock-outs, fire, explosion, earthquake, flooding, tsunami, volcanic eruption, civil commotion, riots, rebellion, public disorder, acts of war (whether declared or undeclared), acts of terrorism (whether or not responsibility has been claimed), acts of God, accident or interruption in transportation, destruction of power plant, outbreak, escalation, mutation or aggravation of diseases, epidemics or pandemics , destruction of power plant, economic sanction, paralysis in government operations, any local, national, regional or international outbreak or escalation of hostilities (whether or not war is or has been declared) or other state of emergency or calamity or crisis in whatever form) political change, paralysis of government operations, interruption or delay in transportation, other industry action in or affecting any Relevant Jurisdiction; or

12.1.4	any moratorium, suspension or restriction (including, without limitation, any imposition of or requirement for any minimum or maximum price limit or price range) in or on trading in securities of generally on the Stock Exchange, the New York Stock Exchange, or the Nasdaq Global Select Market; or

12.1.5	any general moratorium on commercial banking activities in Hong Kong (imposed by the Financial Secretary or the Hong Kong Monetary Authority or other competent Governmental Authority), New York (imposed at Federal or New York State level or other competent Governmental Authority), the PRC, or any Relevant Jurisdiction or any disruption in commercial banking or foreign exchange trading or securities settlement or clearance services, procedures or matters in any Relevant Jurisdiction; or

12.1.6	any (A) change or prospective change in exchange controls, currency exchange rates or foreign investment regulations (including, without limitation, a change of the Hong Kong dollars or RMB against any foreign currencies, a change in the system under which the value of the Hong Kong dollars is linked to that of the United States dollars or RMB is linked to any foreign currency or currencies), or (B) any change or prospective change in Taxation in any Relevant Jurisdiction adversely affecting an investment in the Shares; or

12.1.7	the issue or requirement to issue by the Company of a supplement or amendment to the Offering Documents or other documents in connection with the Share Offer upon any requirement or request of the Stock Exchange or the SFC; or

12.1.8	any contravention by any Group member or any director of the Company of any Law; or

12.1.9	any of chairman and executive directors of the Company vacating his office; or

12.1.10	an Authority in any Relevant Jurisdiction commencing any investigation or other action or proceedings, or announcing an intention to investigate or take other action or proceedings, against any Group Company or any director of the Company; or

12.1.11	any litigation or claim being threatened or instigated against, or an Authority or a regulatory body or organisation in any Relevant Jurisdiction commencing any investigation or action or other Actions, or announcing an intention to investigate or take other action or Actions against any Group Company, or any of the chairman, president or the director of the Company, or any of them being charged with an indictable offence or prohibited by operation of Laws or otherwise disqualified from taking part in the management of a company; or

12.1.12	any adverse change or prospective adverse change in the earnings, results of operations, business, business prospects, financial or trading position, conditions (financial or otherwise) or prospects of any Group Company (including any litigation or claim of any third party being threatened or instigated against any Group Company); or

12.1.13	any order or petition for, or any demand by creditors for repayment of indebtedness or a petition being presented for the winding-up or liquidation of any Group Company making any composition or arrangement with its creditors or entering into a scheme of arrangement or any resolution being passed for the winding-up of any Group Company or a provisional liquidator, receiver or manager being appointed over all or part of the assets or undertaking of any Group Company or anything analogous thereto occurs in respect of any Group Company; or

12.1.14	any contravention by any Group Company, any director of the Companies Ordinance, the PRC Company Law or the Listing Rules; or

12.1.15	any breach of, or any event rendering any of the Warranties untrue or incorrect or misleading in any respect; or

12.1.16	any order or petition for, or any demand by creditors for repayment of indebtedness or a petition being presented for the winding-up or liquidation of the Company making any composition or arrangement with its creditors or entering into a scheme of arrangement or any resolution being passed for the winding-up of the Company or a provisional liquidator, receiver or manager being appointed over all or part of the assets or undertaking of the Company or anything analogous thereto occurs in respect of the Company; or

12.1.17	the imposition of sanctions, in whatever form, directly or indirectly, by, or for, any Relevant Jurisdiction on the Company or any Group Company;

which, in any such case individually or in the aggregate, in the sole and absolute opinion of the Overall Coordinators: (A) is or will be or is likely to be materially adverse to, or materially and prejudicially affects, the assets, liabilities, business, general affairs, management, shareholder's equity, profit, losses, results of operations, position or condition (financial or otherwise), or prospects of the Company or the Group as a whole or to any present or prospective shareholder of the Company in its capacity as such; or (B) has or will have or is likely to have a Material Adverse Effect on the success of the Share Offer and/or has made or is likely to make or may make it impracticable or inadvisable or incapable for any material part of this Agreement or the Operative Agreements or the Share Offer to be performed or implemented as envisaged; or (C) makes or will make it or is likely to make it impracticable or inadvisable or incapable to proceed with the Share Offer on the terms and in the manner contemplated by the Offering Documents; or (D) has or will have or is likely to have the effect of making a part of this Agreement incapable of performance in accordance with its terms pursuant to the Share Offer; or

there has come to the notice of the Overall Coordinators:

12.1.18	that trading of any securities of the Company being suspended on the Stock Exchange or Nasdaq Global Select Market; or

12.1.19	that any statement contained in the Offering Documents, and/or any notices, announcements, advertisements, communications issued or used by or on behalf of the Company in connection with the Share Offer (including any supplement or amendment thereto) was or has become untrue, incomplete, incorrect in any material respect or misleading or any forecasts, estimate, expressions of opinion, intention or expectation expressed in the Offering Documents and/or any notices, announcements, advertisements, communications so issued or used are not fair and honest and made on reasonable grounds or, where appropriate, based on reasonable assumptions in a material respect, when taken as a whole; or

12.1.20	any prohibition by an Authority applicable to the Company, any of the Overall Coordinators, and/or any of the foregoing's respective affiliates for whatever reason from the listing of Shares on the Main Board of the Stock Exchange; or

12.1.21	non-compliance of the Offering Documents or any aspect of the Share Offer with the Listing Rules or any other applicable Law; or

12.1.22	any matter has arisen or has been discovered which would, had it arisen or been discovered immediately before the Hong Kong Prospectus Date, not having been disclosed in the Hong Kong Public Offering Documents, constitutes an omission therefrom; or

12.1.23	either (i) there has been a breach of any of the representations, warranties, undertakings or provisions of either this Agreement by the Company or (ii) any of the representations, warranties and undertakings given by the Company in this Agreement, as applicable, is (or would when repeated be) untrue, incorrect, incomplete or misleading; or

12.1.24	any event, act or omission which gives or is likely to give rise to any material liability of the Company pursuant to the indemnities given by the Company under this Agreement; or

12.1.25	any litigation or dispute or potential litigation or dispute, which would materially affect the operation, financial condition, reputation or composition of the board of the Group; or

12.1.26	any expert, whose consent is required for the issue of the Hong Kong Prospectus with the inclusion of its reports, letters or opinions and references to its name included in the form and context in which it respectively appears, has withdrawn its respective consent prior to the issue of the Hong Kong Prospectus; or

12.1.27	any material adverse change or prospective adverse change or development involving a prospective adverse change in the assets, business, general affairs, management, shareholder's equity, profits, losses, properties, results of operations, in the position or condition (financial or otherwise) or prospects of the Company and its subsidiaries, as a whole; or

12.1.28	admission of Shares is refused or not granted, other than subject to customary conditions, on or before the Closing Date, or if granted, the admission is subsequently withdrawn, cancelled, qualified (other than by customary conditions), revoked or withheld; or

12.1.29	the Company has withdrawn the Hong Kong Prospectus or the U.S. Prospectus (and/or any other documents published on the Hong Kong Stock Exchange or the SEC by the Company in connection with the Share Offer) or the Share Offer.

12.2	Effect of Termination

Upon the termination of this Agreement:

12.2.1	subject to Clause 12.2.2 and except for any rights or obligations which may have accrued under this Agreement prior to such termination, each of the parties will cease to have any rights or obligations under this Agreement, but the Surviving Provisions will continue in full force and effect notwithstanding the termination of this Agreement; and

12.2.2	the Company must refund, as soon as practicable, all payments received from the Hong Kong Underwriters or any of them pursuant to Clause 5.7 and/or from the Overall Coordinators pursuant to Clause 5.8 and/or from the applicants under the Hong Kong Public Offering (in the latter case, the Company will use its reasonable endeavours to procure the Hong Kong Registrar and the Nominee to despatch refund cheques in accordance with the Hong Kong Public Offering Documents and the Receiving Bank Agreement).

13.	Indemnity

13.1	Indemnity

The Company undertakes to indemnify, hold harmless and keep fully indemnified (on an after-Taxation basis), on demand, each such Indemnified Parties against all losses, claims, damages, liabilities, Taxation, and reasonable payments, costs, charges, and expenses (collectively, "Losses" and individually, a "Loss") which, jointly or severally, any such Indemnified Party may suffer or incur, and against all actions, suits and proceedings (including, without limitation, any investigation or inquiry by or before any Authority) and claims (whether or not any such claim involves or results in any action, suit or proceeding) (collectively, "Actions" and individually, a "Actions"), which may be brought or threatened to be brought against any such Indemnified Party jointly or severally, from time to time (including, without limitation, all reasonable payments, costs, charges, fees and expenses arising out of or in connection with the investigation, response to, defence or settlement or compromise of, or the enforcement of any settlement or compromise or judgment obtained with respect to, any such Loss or any such Action), and, in each case, which, directly or indirectly, arise out of or are in connection with:

13.1.1	the issue, publication, distribution, use or making available of any of the Offering Documents and/or all notices and announcements published on the website of the Stock Exchange and the SEC, communications with the Stock Exchange and the SFC relating to or connected with the Share Offer issued by and on behalf of the Company or other documents issued by the Company in connection with the Share Offer, and any amendments or supplements thereto (whether or not approved by the Overall Coordinators); or

13.1.2	any of the Offering Documents, or any notices and announcements published on the website of the Stock Exchange and the SEC, communications with the Stock Exchange and the SFC relating to or connected with the Share Offer issued by and on behalf of the Company or other documents issued by the Company relating to or connected with the Share Offer, or any amendment or supplement thereto (in each case, whether or not approved by the Overall Coordinators), containing any untrue or alleged untrue statement of a fact, or omitting or being alleged to have omitted to state a fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or not containing or being alleged not to contain all the information as present/future shareholders/investors and their professional advisers would reasonably require, and reasonably expect to find therein, for the purpose of making an informed assessment of the assets, liabilities, financial position, profits and losses and prospects of the Company and the rights attaching to the Shares; or,

13.1.3	any new interpretation of Laws or regulations or any new Law or regulation or any change or development involving a change in the interpretation of Laws or regulations that affects, or may materially affect the existing operations of the Group; or

13.1.4	the execution, delivery and performance by the Overall Coordinators of their obligations and roles under this Agreement or the Offering Documents or in connection with the Share Offer; or

13.1.5	any breach or alleged breach on the part of the Company of any of the provisions of the Articles of Association or this Agreement; or

13.1.6	any of the Warranties being untrue, incomplete, inaccurate in any respect or misleading or having been breached in any respect or being alleged to be untrue or inaccurate in any respect or misleading or alleged to have been breached in any respect; or

13.1.7	any breach or alleged breach of the Laws of any country or territory resulting from the distribution of any of the Offering Documents, or any announcements, documents, materials, communications or information whatsoever made, given, released or issued by the Company arising out of, in relation to or in connection with the Group or the Share Offer (whether or not approved by the Overall Coordinators); or;

13.1.8	any act or omission of any Group Company in relation to the Share Offer; or

13.1.9	the Share Offer failing or being alleged to fail to comply with the requirements of the Listing Rules or any Laws or statute or statutory regulation of any applicable jurisdiction, or any condition or term of any Approvals in connection with the Share Offer; or

13.1.10	any failure or alleged failure by the Company or any of its directors to comply with their respective obligations under the Listing Rules, the Articles of Association or applicable Laws; or

13.1.11	the breach or alleged breach by any Group Company of the applicable Laws in any respect; or

13.1.12	any investigation or proceeding by or before any Authority or any agency or body, commercial or otherwise having commenced or been threatened against the Company or any Director, or the settlement of any such investigation or proceeding; or

13.1.13	any other matter arising in connection with the Share Offer;

provided that the indemnity provided for in this Clause 13.1.4, shall not, apply in respect of an Indemnified Party if any such action, claim or proceeding brought against, or any such loss, liability, damage, payment, cost or expense suffered, incurred or made by, such Indemnified Party is finally judicially determined by a court of competent jurisdiction or a properly constituted arbitral panel (as the case may be) to have arisen directly and solely out of the relevant Indemnified Party's gross negligence, wilful default or fraud.

The non-application of the indemnity provided for in Clause 13 in respect of any Indemnified Party shall not affect the application of such indemnity in respect of any other Indemnified Parties.

13.2	No Claims Against Indemnified Parties

No claim shall be made against any Indemnified Party by, and no Indemnified Party shall be liable to, the Company to recover any loss, damage, liabilities, payment, cost, charge, expense or Taxation which the Company may suffer or incur by reason of or in any way arising out of the carrying out by any of the Indemnified Parties of any act in connection with the transactions contemplated herein and in the Offering Documents, the performance by the Overall Coordinators of their obligations hereunder or otherwise in connection with the Share Offer, or the preparation or despatch of the Offering Documents, except for any Loss which is finally judicially determined by a court of competent jurisdiction or a properly constituted arbitral panel (as the case may be) to have resulted primarily from the relevant Indemnified Party's gross negligence, fraud or wilful default.

13.3	Notice of Claims

If the Company becomes aware of any claim which may give rise to a liability under the indemnity provided under Clause 13.1, it shall as soon as practicable give notice thereof to the Overall Coordinators in writing with reasonable details thereof.

13.4	Conduct of Claims

If any Action is instituted in respect of which the indemnity provided for in this Clause 13 may apply, such Indemnified Party shall, subject to any restrictions imposed by any Laws or obligation of confidentiality, notify the Company of the institution of such Action, provided, however, that the omission to so notify the Company shall not relieve the Company from any liability which it may have to any Indemnified Party under this Clause 13 or otherwise. The Company may participate at its expense in the defence of such Actions including appointing counsel at its expense to act for it in such Actions; provided, however, except with the consent of the Overall Coordinators (on behalf of any Indemnified Parties), that counsel to the Company shall not also be counsel to the Indemnified Parties. Unless the Overall Coordinators (on behalf of any Indemnified Parties) consent to counsel to the Company acting as counsel to such Indemnified Parties in such Action, the Overall Coordinators (on behalf of such Indemnified Parties) shall have the right to appoint their own separate counsel (in addition to any local counsel) in such Action (it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate counsel (and/or more than one local counsel in each relevant jurisdiction) in any one Action or series of related Actions in the same jurisdiction representing the Indemnified Parties who are parties to such Action(s)). Subject to the foregoing, the reasonable fees and expenses of separate counsel to any Indemnified Parties shall be borne by the Company and paid as incurred provided that all invoices substantiating the amount being claimed shall be supplied to the Indemnifying Party.

13.5	Settlement of claims

The Company shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld), effect, make, propose or offer any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Action in respect of which any Indemnified Party is or could be or could have been a party and indemnity could be or could have been sought hereunder by such Indemnified Party, unless such settlement, compromise or consent to the entry of judgment includes and must include an unconditional release of such Indemnified Party, in form and substance satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such Action and does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Party. Any settlement or compromise by any Indemnified Party, or any consent by any Indemnified Party to the entry of any judgment, in relation to any Action shall be without prejudice to, and without (other than any obligations imposed on it by Laws) any accompanying obligation or duty to mitigate the same in relation to, any Loss it may recover from, or any Action it may take against the Company under this Agreement. The Indemnified Parties are not required to obtain consent from the Company with respect to such settlement or compromise or consent to judgment. The Company shall be liable for any settlement or compromise by any Indemnified Party of, or any judgment consented to by any Indemnified Party with respect to, any pending or threatened Action, whether effected with or without the consent of the Company, and agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement, or compromise or consent judgement. The rights of the Indemnified Parties herein are in addition to any rights that each Indemnified Party may have at law or otherwise and the obligations of the Company shall be in addition to any liability which the Company may otherwise have.

13.6	Arrangements with Advisers

If the Company enters into any agreement or arrangement with any adviser for the purpose of or in connection with the Share Offer, the terms of which provide that the liability of the adviser to the Company or any other person is excluded or limited in any manner, and any of the Indemnified Parties may have joint and/or several liability with such adviser to the Company or to any other person arising out of the performance of its duties under this Agreement, the Company shall:

13.6.1	not be entitled to recover any amount from any Indemnified Party which, in the absence of such exclusion or limitation, the Company would not have been entitled to recover from such Indemnified Party; and;

13.6.2	indemnify the Indemnified Parties in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

13.6.3	take such other action as the Indemnified Parties may require to ensure that the Indemnified Parties are not prejudiced as a consequence of such agreement or arrangement.

13.7	Costs

For the avoidance of doubt, the indemnity under this Clause 13 shall cover all Losses which any Indemnified Party may suffer, incur or pay in disputing, investigating, defending, settling or compromising, or enforcing any settlement, compromise or judgment obtained with respect to, any Actions to which the indemnity may relate and in establishing its right to indemnification under this Clause 13.

13.8	Payment

All amounts subject to indemnity under this Clause 13 shall be paid by the Company as and when they are incurred within 20 Business Days of a written notice demanding payment and setting out details of the amount accompanied by all invoices to substantiate the amount claimed being given to the Company by or on behalf of an Indemnified Party.

13.9	Payment Free from Counterclaim or Set off

All payments made by the Company under this Clause 13 shall be made gross, free of any right of counterclaim or set off and without deduction or withholding of any kind, other than any deduction or withholding required by Laws. If the Company makes a deduction or withholding under this Clause 13, the sum due from the Company shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the relevant Indemnified Party which is entitled to such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

13.10	Taxation

If a payment under this Clause 13 will be or has been subject to Taxation, the Company shall pay the relevant Indemnified Party on demand the amount (after taking into account any Taxation payable in respect of the amount and treating for these purposes as payable any Taxation that would be payable but for a relief, clearance, deduction or credit) that will ensure that the relevant Indemnified Party receives and retains a net sum equal to the sum it would have received had the payment not been subject to Taxation.

13.11	Full force

The foregoing provisions of this Clause 13 will continue in full force and effect notwithstanding the Share Offer becoming unconditional and having been completed and the matters and arrangements referred to or contemplated in this Agreement having been completed or the termination of this Agreement

14.	Announcements

14.1	Restrictions On Announcements

No announcement or communication which is material in the context of the Share Offer or Hong Kong Prospectus disclosure can be issued or made, published or despatched by or on behalf of any party during the period commencing on the date of this Agreement and ending on (and including) the date falling 30 days after the Closing Date without the prior written consent of the Overall Coordinators and the Company (each of such consents not to be unreasonably withheld or delayed). This will not affect any announcement or communication required by any Law or Authority to which such party or a member of its group is subject or submits. Where any such announcement or communication is required by any Law or Authority, then, in so far as it is material in the context of the Share Offer or Hong Kong Prospectus disclosure, and to the extent permitted by the relevant Law or Authority, such announcement or communication will only be issued or made, published or despatched after the Overall Coordinators or the Company (as applicable) have had the opportunity to review and comment on the final draft and their comments (if any) have been considered by such parties.

15.	Confidentiality

15.1	Information Confidential

Subject to Clause 15.2, each party hereto shall procure that its affiliates and its and their directors, officers and agents will, treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions of this Agreement, the negotiations relating to this Agreement, the matters contemplated under this Agreement or the other parties to this Agreement.

15.2	Exceptions

Any party hereto may disclose, or permit its Affiliates, its and their respective directors, officers, employees, assignees, advisers, consultants and agents to disclose, information which would otherwise be confidential if and to the extent

15.2.1	the disclosure or use is required by applicable Law;

15.2.2	the disclosure or use is required by an Authority to which a party or its Affiliates are subject or submit, wherever situated, including the Stock Exchange and the SFC, the SEC, whether or not the requirement of information has the force of law;

15.2.3	the disclosure or use is required to vest the full benefit of this Agreement in a party;

15.2.4	the disclosure is to the professional advisers or auditors of a party;

15.2.5	the information is or becomes publicly available (other than by breach of this Agreement);

15.2.6	the disclosure or use is required by any Hong Kong Underwriters or their Affiliates for the purpose of the Share Offer;

15.2.7	the disclosure or use is necessary, in the view of any Hong Kong Underwriter or its Affiliates, for it or them to seek to establish any defence or pursue any claim, arbitration or regulatory proceeding or investigation in connection with the Share Offer or to comply with its or their own regulatory obligations; or

15.2.8	the other parties have given prior written approval to the disclosure (and in the case of the Hong Kong Underwriters, by the Overall Coordinators (on behalf of the Hong Kong Underwriters)), such approval not to be unreasonably withheld, provided that, in the cases of Clause 15.2.3 and Clause 15.2.7, any such information disclosed will be disclosed only after consultation with the other parties.

16.	Notices

16.1	Language and Methods

All notices and other communication in connection with this Agreement ("Notice") must be:

16.1.1	in writing in the English language; and

16.1.2	delivered by hand, e-mail, fax, recorded delivery or by courier using an internationally recognised courier company.

16.2	Receipt of Notice

Subject to Clause 16.5, a Notice will be effective upon receipt and will be deemed to have been received:

16.2.1	at the time recorded by the delivery company, in the case of recorded delivery;

16.2.2	at the time of delivery, if delivered by hand or courier;

16.2.3	at the time of transmission in legible form, if delivered by facsimile; and

16.2.4	at the time of sending if sent by e-mail, provided that receipt will not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

16.3	Any notice received or deemed to have been received on a day which is not a Business Day will be deemed to have been received on the next Business Day.

16.4	Details of Contact

Subject to Clause 16.5, a Notice must be sent to a party at the following address, or such other person or address as a party may notify to the other parties from time to time:

To the Company:

Address: 10/F, GrandyVic Building, Taiyanggong Middle Road, Chaoyang District, Beijing, 100020, People's Republic of China

Email: CWB@kanzhun.com

Attention: Yu Zhang

To GS:

Address: 68/F, Cheung Kong Center, 2 Queen's Road Central, Hong Kong

Email: gs-ProjectCWB@gs.com

Attention: Project CWB Team

To MS:

Address: 46/F, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Email: pj_cwb_working@morganstanley.com,

pj_cwb_working@morganstanley.com.cn

Attention: MS CWB Team

To a Hong Kong Underwriter:

To the email, address and fax number of that Hong Kong Underwriter, and for the attention of the person, as specified opposite the name of that Hong Kong Underwriter in Schedule 1.

16.5	Contentious Notices

E-mail or fax is not permitted for any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

17.	Governing Law; Dispute Resolution

17.1	Governing Law

This Agreement is governed by and construed in accordance with the Laws of Hong Kong.

17.2	Dispute Resolution

17.2.1	Any dispute, controversy or claim arising out of or in connection with this Agreement including any question regarding its existence, validity, interpretation, breach or termination or any non-contractual obligation arising out of or in connection with it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the HKIAC Administrated Arbitration Rules in force when the Notice of Arbitration is submitted (the "Rules"). The Rules are deemed to be incorporated by reference into this Clause.

17.2.2	The arbitral tribunal shall consist of three arbitrators to be appointed in accordance with the Rules.

17.2.3	The seat of arbitration shall be Hong Kong. The arbitration agreement in this Clause 17.1 shall be governed by the laws of Hong Kong.

17.2.4	The language of the arbitration proceedings shall be English.

17.2.5	Any award of the tribunal shall be binding on the parties from the day it is made.

17.2.6	The rights and obligations of the parties to submit disputes to arbitration pursuant to this Clause shall survive the termination of this Agreement or the completion of the Share Offer.

17.2.7	Nothing in this Clause 17.1 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction .

17.3	Service of Documents

Each of the parties irrevocably and unconditionally agrees that any writ, summons, order, judgment or other notice of legal process will be sufficiently and effectively served on it if delivered, in the case of each Appointee, in accordance with Clause 16 and, in the case of the Company, in accordance with Clause 17.4.

17.4	Process Agent

17.4.1	The Company has established a place of business in Hong Kong at 5/F, Manulife Place, 348 Kwun Tong Road, Kowloon, Hong Kong and is a registered non-Hong Kong company as defined under the Companies Ordinance.

17.4.2	Where proceedings are commenced by any party in any jurisdiction other than Hong Kong, upon being given notice of such proceedings in writing, the party or parties against whom such proceedings have been brought must immediately appoint an agent to accept service of process in that jurisdiction and must give notice to the other parties the details and address for service of such agent.

17.5	Waiver of Immunity

To the extent that the Company may in any proceedings in any jurisdiction arising out of or in connection with this Agreement or in any proceedings in any jurisdiction taken for the enforcement of any determination, decision, order or award made in such proceedings claim for itself or its assets, properties or revenues any immunity (sovereign or otherwise) from suit or other legal process (including arbitration proceedings) and all forms of execution, attachment or enforcement or to the extent that in any such proceedings there may be attributed to itself or its assets, properties or revenues any such immunity (whether or not claimed), the Company irrevocably and unconditionally waives and agrees not to plead or claim any such immunity in relation to any such proceedings.

18.	General Provisions

18.1	Time

Save as otherwise expressly provided in this Agreement, time will be of the essence of this Agreement.

18.2	Invalidity

18.2.1	If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the provision will apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

18.2.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 18.2.1, then that provision or part of it will, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement will, subject to any deletion or modification made under Clause 18.2.1, not be affected.

18.3	Assignment

Each Appointee (and its successors and assigns) may, without the consent of the other parties, assign the benefit of any of its rights arising under or out of this Agreement, including the Warranties and the indemnities, to any person who has the benefit of the indemnities in Clause 13. Obligations under this Agreement will not be assignable.

18.4	Release or Compromise

Each party may release, or compromise the liability of, the other parties (or any of them) or grant time or other indulgence to the other parties (or any of them) without releasing or reducing the liability of the other parties (or any of them). Without prejudice to the generality of the foregoing, the Company agrees that any amendment or supplement to the Offering Documents or any of them (whether made pursuant to Clause 8.5 or otherwise) or any announcement, issue or publication or distribution, or delivery to investors, of such amendment or supplement or any consent by, or knowledge of, an Appointee of any such amendments or supplements to any of the Offering Documents subsequent to its distribution will not in any event and notwithstanding any other provision in this Agreement constitute a waiver or modification of any of the Conditions to the obligations of the Hong Kong Underwriters as set forth in this Agreement or result in the loss of any rights under this Agreement of the Overall Coordinators (for themselves and on behalf of the Hong Kong Underwriters) to terminate this Agreement or prejudice any other rights of the Appointees or any of them, as the case may be, under this Agreement (in each case whether by reason of any misstatement or omission resulting in a prior breach of any of the Warranties or otherwise).

18.5	No Waiver

18.5.1	No failure or delay by any party in exercising any right, power or remedy provided under this Agreement will impair such right, power or remedy or operate as a waiver of it, nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of it or the exercise of any other right, power or remedy.

18.5.2	Any waiver of a breach of this Agreement will not constitute a waiver of any subsequent breach.

18.6	Remedies

The rights, powers and remedies provided for in this Agreement are cumulative and not exclusive of any other rights, powers and remedies, whether provided by Laws or otherwise.

18.7	No Partnership

Nothing in this Agreement will be deemed to constitute a partnership or joint venture, or establish a fiduciary or similar relationship, among the parties for any purpose.

18.8	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the underwriting of the Hong Kong Public Offering to the exclusion of any terms implied by Law which may be excluded by contract and supersedes and extinguishes any previous written or oral agreement between the parties in relation to such matters dealt with in this Agreement.

18.9	Variations

No variation of this Agreement will be effective unless in writing and signed by or on behalf of each party.

18.10	Counterparts

This Agreement may be entered into in any number of counterparts, all of which will together constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery. In relation to such counterpart, upon confirmation by or on behalf of a party that such party authorizes the attachment of the counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect, together with such final text, as a complete authoritative counterpart.

18.11	Judgment Currency Indemnity

In respect of any judgment or order given or made for any amount due under this Agreement to any of the Indemnified Parties that is expressed and paid in a currency (the "judgment currency") other than Hong Kong dollars, the Company will indemnify such Indemnified Party against any loss incurred by such Indemnified Party as a result of any variation as between (a) the rate of exchange at which the Hong Kong dollar amount is converted into the judgment currency for the purpose of such judgment or order and (b) the rate of exchange at which such Indemnified Party is able to purchase Hong Kong dollars with the amount of the judgment currency actually received by such Indemnified Party. The foregoing indemnity will constitute a separate and independent obligation of the Company and will continue in full force and effect, notwithstanding any such judgment or order as aforesaid. The term "rate of exchange" will include any premiums and costs of exchange payable in connection with the purchase of or conversion into Hong Kong dollars.

18.12	Taxation

18.12.1	All payments to be made under this Agreement must be paid free and clear of, and without deduction or withholding for or on account of, any present or future Taxation imposed by any Authority and all interest, additions to Tax, penalties or similar liabilities with respect thereto.

18.12.2	If any Taxation is required by Law to be deducted or withheld in connection with such payments, the payor will increase the amount paid so that the full amount of such payments as agreed in this Agreement is received by the payee.

18.13	Authority to the Overall Coordinators

Unless otherwise provided in this Agreement, each Hong Kong Underwriter (other than the Overall Coordinators) irrevocably and unconditionally authorises the Overall Coordinators to act jointly on behalf of all the Hong Kong Underwriters in their sole and absolute discretion in the exercise of all rights and discretions granted to the Hong Kong Underwriters or any of them under this Agreement and irrevocably and unconditionally authorises the Overall Coordinators in relation thereto to take all actions they may consider desirable and necessary to give effect to the transactions contemplated in this Agreement.

18.14	Full Force

Each of the Warranties, the undertakings contained in Clause 11, Clause 13 and the restrictions and obligations contained in Clause 14 and the provisions in this Clause 18 shall remain in full force and effect notwithstanding the completion of the Share Offer and the matters and arrangements referred to or contemplated in this Agreement.

19.	Recognition of the U.S. Special Resolution Regimes

19.1	If any Hong Kong Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from that Hong Kong Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

19.2	If any Hong Kong Underwriter that is a Covered Entity or a BHC Act Affiliate of that Hong Kong Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against that Hong Kong Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

19.3	For the purpose of this Clause 19:

"BHC Act Affiliate" has the meaning assigned to the term "affiliate" in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

"Covered Entity" means any of the following:

(a)	a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"U.S. Special Resolution Regime" means each of (i) the U.S. Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

For and on behalf of
KANZHUN LIMITED

/s/ Peng Zhao
Name:	Peng Zhao
Title:	Director

[Signature page to Hong Kong Underwriting Agreement]

SIGNED by Wei Cai	)
)
for and on behalf of	)
)
Goldman Sachs (Asia) L.L.C.	)	/s/ Wei Cai
(Incorporated in Delaware, U.S.A. with limited liability))

Signature page to Hong Kong Underwriting Agreement

SIGNED by Wei Cai	)
)
for and on behalf of	)
)
Goldman Sachs (Asia) L.L.C.	)
(Incorporated in Delaware, U.S.A. with limited liability))
for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)	/s/ Wei Cai
(as defined herein))

Signature page to Hong Kong Underwriting Agreement

SIGNED by Justin Zhang	)
)
for and on behalf of	)
	)	/s/ Justin Zhang
Morgan Stanley Asia Limited	)

Signature page to Hong Kong Underwriting Agreement

SIGNED by Justin Zhang	)
)
for and on behalf of	)
)
Morgan Stanley Asia Limited	)
for and on behalf of each of the other	)
HONG KONG UNDERWRITERS	)	/s/ Justin Zhang
(as defined herein))

Signature page to Hong Kong Underwriting Agreement

SIGNED by Leon Cai	)
)
for and on behalf of	)
	)	/s/ Leon Cai
Huatai Financial Holdings (Hong Kong) Limited	)

Signature page to Hong Kong Underwriting Agreement

SIGNED by Doris Jiang	)
)
for and on behalf of	)
	)	/s/ Doris Jiang
Huatai Financial Holdings (Hong Kong) Limited	)

Signature page to Hong Kong Underwriting Agreement

Schedule 1
The Hong Kong Underwriters

Hong Kong Underwriter	Maximum number of Hong Kong Offer Shares to be underwritten	Percentage to be underwritten
Goldman Sachs (Asia) L.L.C. 68th Floor, Cheung Kong Center, 2 Queen's Road Central, Hong Kong Email: gs-ProjectCWB@gs.com Attention: Project CWB Team	See below	See below

Morgan Stanley Asia Limited

46/F, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong

Email: pj_cwb_working@morganstanley.com,
pj_cwb_working@morganstanley.com.cn

Attention: MS CWB Team

	See below	See below
Huatai Financial Holdings (Hong Kong) Limited 62/F, The Center, 99 Queen's Road, Central, Hong Kong Email: projectcwb@htsc.com Attention: Project CWB	See below	See below
Futu Securities International (Hong Kong) Limited ("Futu Securities") 34/F, United Centre, No. 95 Queensway, Admiralty, Hong Kong Email: project.CWB@futuhk.com Attention: Tse Chi Kin, Daniel	See below	See below
Tiger Brokers (HK) Global Limited ("Tiger Brokers") 23/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong Email: debbie.leung@tigerbrokers.com.hk Attention: Debbie Leung	See below	See below
Total	3,000,000+C	100%

The Hong Kong Public Offering Underwriting Commitment of the Hong Kong Underwriters shall be determined in the manner set out below:

A = B% x (3,000,000+C)

where:

"A" is the Hong Kong Public Offering Underwriting Commitment of the relevant specified Hong Kong Underwriter, provided that any fraction of a Share shall be rounded to the nearest whole number of a Share provided that the total number of Offer Shares to be underwritten by the Hong Kong Underwriters shall in no event be less than 3,000,000 (assuming the Offer Size Adjustment Option is not exercised); and

"B" is the relevant underwriting commission entitlement, expressed as a percentage (as set out in Schedule I to the International Underwriting Agreement) for the relevant specified Hong Kong Underwriter.

"C" is the number of the Offer Size Adjustment Option Shares under the Hong Kong Public Offering upon the exercise of the Offer Size Adjustment Option by the Company (if any) on or before the execution of the International Underwriting Agreement.

Schedule 2
Representations, warranties and undertakings

Part A:

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE COMPANY

The Company represents, warrants and undertakes to each Appointee as follows:

1	Accuracy and Adequacy of Information

1.1	All information disclosed or made available from time to time (i) in writing, including the Verification Notes and the answers and documents referred to in that document, or (ii) orally and used as the basis of information contained in the Offering Documents by or on behalf of the Group Companies, or any of their respective directors, officers, employees or Affiliates, to the Appointees, the Reporting Accountants, any legal and other professional advisers to the Company or the Underwriters, the Stock Exchange, the SFC, the CSRC or the SEC for the purposes of the Share Offer of the Shares on the Stock Exchange (including for the purposes of making submissions or applications to, or replying to queries or comments raised by, the Stock Exchange, the SFC, the CSRC or the SEC), was:

1.1.1	when disclosed or made available, and remains, true and accurate in all material respects and not misleading and with no material omissions; and

1.1.2	disclosed or made available in good faith.

1.2	No material information has been knowingly withheld from the Appointees, the Reporting Accountants, any legal and other professional advisers to the Company or the Underwriters, the Stock Exchange, the SFC, the CSRC and/or the SEC.

1.3	None of the Offering Documents and the Formal Notice (A) contains any untrue statement of a material fact or (B) omits to state any material fact (i) necessary in order to make the statements made in those documents, in the light of the circumstances under which they were made, not misleading or (ii) which is material for disclosure in those documents.

1.4	All statements or expressions of opinion or intention in the Offering Documents, at and as of the date of this Agreement and at all other times when the warranties are repeated pursuant to this Agreement, are and remain fairly and honestly made in good faith on reasonable grounds or, where appropriate, based on reasonable assumptions, and such grounds or assumptions are and remain fairly and honestly held in good faith by the Company and its Directors.

1.5	Each forward-looking statement contained in the Offering Documents has been made or reaffirmed with a reasonable basis and in good faith..

1.6	Without prejudice to any other Warranties:

1.6.1	the statements contained in the Hong Kong Prospectus in the section headed “Business, Reasons for the Share Offer and Use of Proceeds” represent the true and honest belief of the Directors arrived at after due, and proper consideration and enquiry;

1.6.2	the statements contained in the Hong Kong Prospectus relating to the Group’s indebtedness as at close of business on April 30, 2025 are complete, true and accurate and not misleading, and all material developments in relation to the Group’s indebtedness have been disclosed;

1.6.3	the statements relating to the Group’s solvency and capital adequacy incorporated by reference in the Hong Kong Prospectus in the section headed “Financial Information” are true and accurate and not misleading;

1.6.4	the statements disclosed or made available in writing or orally and used as the basis of information contained in the Hong Kong Prospectus relating to cybersecurity and data privacy matters in the sections headed "Risk Factors" and "Business, Reasons for the Share Offer and Use of Proceeds" are complete, true and accurate in all material respects and not misleading with no material omissions;

1.6.5	all operation information disclosed in the Offering Documents that were provided by the Company, including without limitation the Company's average MAU and number of paid enterprise customers, has been derived from the records of the Group using systems and procedures which incorporate adequate safeguards to ensure that the information is accurate and complete and presents fairly the information shown therein; and

1.6.6	the information in each submission or application to the Stock Exchange, the SFC, the CSRC and the SEC, and the reply to each question or comment raised by the Stock Exchange, the SFC, the CSRC or the SEC or question set out in the Verification Notes, given by or on behalf of the Company or the Directors was so given by a person having appropriate knowledge and duly authorised for such purpose and each such information or reply has been given in good faith and was, and remains, true and accurate and not misleading and contains all material information and particulars with regard to the subject matter with no material omission.

1.7	All public notices, announcements and advertisements in connection with the Share Offer and all filings and submissions provided by or on behalf of the Company or any of its Affiliates to the Stock Exchange, the SFC and/or the SEC have complied or will comply with all applicable Laws in all material respects.

1.8	Other than the Offering Documents, the Company (including its agents and representatives, other than the Underwriters in their capacity as such) has not, without the prior written consent of the Overall Coordinators, prepared, made, used, authorised, approved or referred to any Supplemental Offering Material (in this paragraph, “Supplemental Offering Material” means any “written communication” (within the meaning of the Securities Act) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Offer Shares that constitutes such written communication, other than the Offering Documents or amendments or supplements thereto).

1.9	Each of the Offering Documents and the Formal Notice contains or includes:

1.9.1	all information and particulars required to comply with the Companies (WUMP) Ordinance and the Listing Rules, as applicable, and all other Laws so far as applicable to any of the foregoing, the Share Offer and/or the public offering of the Shares on the Stock Exchange;

1.9.2	all information and particulars required to comply with the Securities Act and the Exchange Act, as well as all rules, regulations and other Laws so far as applicable to any of the foregoing, the Share Offer and/or the public offering of the Shares; and

1.9.2	all such information as investors and their professional advisers would reasonably require, and reasonably expect to find in there, for the purpose of making an informed assessment of the assets, liabilities, business, general affairs, management, prospects, shareholders’ equity, profitability, results of operations, position or condition (financial or otherwise) or performance of any Group Company or the Group as a whole (including any material litigation or claim of any third party being threatened or instigated against any Group Company and the rights attaching to the Shares).

1.10	The Hong Kong Prospectus contain the appropriate warning and disclaimer statements for publication.

1.11	The Class A Ordinary Shares of the Company conform in all material respects to the descriptions thereof contained in the Offering Documents.

1.12	All public notices, announcements and advertisements in connection with the Share Offer have complied and will comply with all applicable Laws.

2              Share Capital, Capacity, Authority and Group Companies

2.1	As of the date of this Agreement, the Company has the authorized and issued share capital as set forth in the section of the Hong Kong Prospectus headed “Appendix IIIA – General Information – 2. Share Capital” and the section of the U.S. Prospectus headed " Prospectus Supplement Summary — Our Dual Class Voting Structure"; all of the issued Shares, including the Offer Shares, have been duly authorised and validly allotted and issued and are fully paid up, have been issued in compliance with all applicable Laws and were not issued in violation of the Company's Articles of Association and are not subject to (save as disclosed in the Offering Documents. ), any Encumbrance.

2.2	The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the Cayman Islands, with full right, power and authority (corporate and other) to:

2.2.1	own, use, lease and operate its properties or assets and conduct its business in the manner presently conducted and as described in the Offering Documents;

2.2.2	execute, deliver and perform this Agreement, the International Underwriting Agreement and each of the Operative Documents to which it is a party; and

2.2.3	allot, issue, sell and deliver the Offer Shares as contemplated herein and under the Share Offer.

2.3	The Company has been duly registered as a non-Hong Kong company under Part 16 of the Companies Ordinance. The Articles of Association and other constituent or constitutive documents and the business license of the Company comply with the requirements of the Laws of the Cayman Islands and the Listing Rules, and are in full force and effect.

2.4	The Company is duly qualified to transact business, is in good standing and have obtained or made all material Approvals and Filings in each jurisdiction necessary to conduct its business and all conditions applicable to any relevant Approvals and Filings have been and are complied with in all material respects and there are no facts or circumstances exist or have in the past existed which may lead to the revocation, recession, avoidance, repudiation, withdrawal, non-renewal or change, in whole or in part, of or in existing Approvals and Filings or any requirements for additional Approvals and Filings which could prevent, restrict or hinder the operations of any member of the Group or involve any member of the Group in material additional expenditure.

2.5	(A) other than those listed in exhibit 8.1 to the annual report on Form 20-F for the fiscal year ended December 31, 2024 filed by the Company with the SEC, the Company does not own or control, directly or indirectly, any corporation or entity that is a "significant subsidiary" as defined under Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (with the rules and regulations promulgated thereunder, the "Exchange Act"); (B) all of the issued shares of each of the members of the Group that is a non-PRC person have been duly authorized and validly issued, are fully paid up or otherwise in compliance with the applicable Laws and non-assessable, have been issued in compliance with all applicable Laws and were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no Encumbrance; (C) each of the members of the Group that is a PRC person has been duly and validly established, and the registered capital (in the form of shares or otherwise) of such member has been validly issued and fully paid up or otherwise in compliance with applicable Laws with all contributions to such registered capital having been paid in accordance with applicable PRC Laws and all payments of such contributions having been approved by the applicable PRC authorities, and no obligation for the payment of a contribution to such registered capital remains outstanding; all of such registered capital has been issued in compliance with all applicable Laws and were not issued in violation of any pre-emptive right, resale right, right of first refusal or similar right and are owned by the Company subject to no Encumbrance.

2.6

2.6.1	Each Group Company has been duly incorporated, registered, established or organised and is validly existing as a legal person with limited liability in good standing (where applicable) under the Laws of the jurisdiction of its incorporation, registration, establishment or organisation, with full right, power and authority (corporate and other) to conduct its business in the manner presently conducted and as described in the Offering Documents;

2.6.2	Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction where such qualification or good standing is required (by virtue of its business, ownership or leasing of properties or assets or otherwise); and

2.6.3	The memorandum and articles of association or other organisational or constitutional documents of each Group Company complies with the requirements of the Laws of the jurisdiction of its incorporation, registration, establishment or organisation, and are in full force and effect.

2.8	None of the Group Companies nor any person acting on behalf of any of them has taken any action to:

2.8.1	liquidate, wind up, dissolve, make dormant or eliminate any Group Company (save for such actions taken in the ordinary course in respect of nonoperating, dormant or unused Group Companies); or

2.8.2	except as would not result in a Material Adverse Effect, withdraw, revoke or cancel any Approvals and Filings under any Laws applicable to, or from or with any Authority having jurisdiction over, of any of the Group Companies.

2.11	Save as disclosed in the Offering Documents (including any amendments or supplements thereto), to the Company’s knowledge, no person, individually or together with his, her or its Affiliates, beneficially owns (within the meaning of Rule 13(d)(3) of the Exchange Act), ultimately controls or otherwise has any interest (within the meaning of Part XV of the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) (the "Securities and Futures Ordinance")) in no less than 5% of any class of the Company's capital stock through trust, contract, arrangement, understanding (whether formal or informal) or otherwise.

3              Offer Shares

3.1	The Offer Shares:

3.1.1	have been duly and validly authorised and, when allotted, issued, sold and/or delivered against payment as provided in this Agreement or the International Underwriting Agreement, as applicable, will be duly and validly allotted, issued, sold and/or delivered, fully paid up and non-assessable, free of any, and subject to no, Encumbrance;

3.1.2	when allotted, issued, sold and/or delivered against payment as provided in this Agreement or the International Underwriting Agreement, as applicable, will be free of any restriction upon the holding, voting or transfer thereof pursuant to the Laws of the Cayman Islands or Hong Kong or the Articles of Association or any agreement or other instrument to which the Company is a party, except as disclosed in the Hong Kong Prospectus.

3.2	No holder of Offer Shares after the completion of the Share Offer will be subject to personal liability in respect of any of the Company’s liabilities or obligations by the sole reason of being such a holder. Save as disclosed in the Hong Kong Prospectus, all Offer Shares allotted, issued or sold under the Share Offer will be entitled to participate in all dividends or other distributions which may be declared, paid or made on or in respect of the Shares at any time on or after the Closing Date.

3.3	As at the Closing Date, the Company will have the registered and issued share capital as set forth in the section of the Hong Kong Prospectus headed “Appendix IIIA –General Information –2. Share Capital” and the section of the U.S. Prospectus headed " Prospectus Supplement Summary — Our Dual Class Voting Structure".

3.4	The share capital of the Company, including the Offer Shares, conforms to its description as contained in the Hong Kong Prospectus, and each such description is true and accurate and not misleading. Where certificates are issued in respect of the Offer Shares, those certificates will be in due and proper form such as to be legal and valid under the Laws of the Cayman Islands (where applicable).

4              This Agreement and Operative Documents

4.1	Each of this Agreement, the International Underwriting Agreement and the Operative Documents has been or will be duly authorised, executed and delivered by the Company and when duly authorised, executed and delivered by the other parties to this Agreement and those agreements, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.2	The statements set forth in the sections of the Hong Kong Prospectus headed “Structure of the Share Offer” and “Underwriting” and the section of the U.S. Prospectus headed "Underwriting", insofar as they purport to describe the provisions of this Agreement and the International Underwriting Agreement are true and accurate and not misleading.

5              No Conflict, Compliance and Approvals

5.1	No member of the Group is in breach or violation of or in default (nor has any event occurred which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness) under (A) its memorandum of association and articles of association, or other constituent or constitutive documents and its business license, or (B) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any license, authorization, lease, contract or other agreement or instrument to which it is a party or by which it or any of its properties or assets may be bound or affected, or (C) any Laws applicable to it or any of its properties or assets, except in the case of (B) and (C) above, where any such breach, violation or default would not, individually or in aggregate, have a Material Adverse Effect.

5.2	The execution, delivery and performance of this Agreement, the International Underwriting Agreement and the Operative Documents, the allotment, issuance and sale of the Offer Shares, the consummation of the transactions contemplated in this Agreement or those agreements, and the fulfilment of the terms of this Agreement or of those agreements, do not and will not conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice, lapse of time, fulfilment of any condition and/or compliance with any formality or all of the foregoing, would result in a breach or violation of, constitute a default under, or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under), or result in the creation or imposition of any Encumbrance on any property or assets of any Group Company pursuant to:

5.2.1	the memorandum and articles of association or other organisational or constitutional documents of any of the Group Companies; or

5.2.2	any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any licence, lease, contract or other agreement or instrument to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties or assets is or may be bound or affected; or

5.2.3	any Laws applicable to any of the Group Companies or any of their respective properties or assets.

5.3	Except for the listing approval from the Stock Exchange for permission to deal in the Offer Shares on the Main Board of the Stock Exchange, all Approvals and Filings that are required to be obtained on or prior to the date hereof, under any Laws applicable to, or from or with any Authority having jurisdiction over any of the Group Companies or any of their respective properties or assets, or otherwise from or with any other persons, required in connection with the allotment, issue or sale of the Offer Shares or the performance by the Company of its obligations under this Agreement or under the International Underwriting Agreement or the consummation of the transactions contemplated by this Agreement or the International Underwriting Agreement, have been obtained or made and are in full force and effect, and there is no reason to believe that any such Approvals and Filings may be revoked, suspended or modified.

5.4	The Hong Kong Offering, the International Offering, the other transactions provided for or contemplated by this Agreement and the International Underwriting Agreement and all related arrangements will, in so far as they are the responsibility of a Group Company, be carried out in accordance with all applicable Laws in the Cayman Islands, Hong Kong, United States and the PRC in all material respects.

5.5	Except as described in the Offering Documents:

5.5.1	no person has any right, contractual or otherwise, to cause the Company to issue or sell to it any Shares or any other securities of the Company; and

5.5.2	no person has any pre-emptive rights, resale rights, rights of first refusal or other rights to subscribe for any Shares or any other securities of the Company; and

5.5.3	no person has any right to act as an underwriter to the Company in connection with the offer, allotment, issue or sale of the Offer Shares; and

5.5.4	no person has any right, contractual or otherwise, to cause the Company to include any Shares or any other securities of the Company in the Share Offer.

5.6	Except as disclosed in the Offering Documents:

5.6.1	each of the Group Companies has conducted and are conducting its respective businesses and operations in compliance with all Laws applicable thereto in all material respects, and has obtained or made and holds and is in compliance with all Approvals and Filings under any Laws applicable to, or from or with any Authority having jurisdiction over, it or any of its properties or assets, or otherwise from or with any other persons, required in order to own, lease, license and use its properties and assets and conduct its business and operations (“Operational Approvals and Filings”);

5.6.2	except as would not result in a Material Adverse Effect, all the Operational Approvals and Filings contain no conditions precedent that have not been fulfilled or performed or other materially burdensome restrictions or conditions;

5.6.3	except as would not result in a Material Adverse Effect, (A) all the Operational Approvals and Filings are valid and in full force and effect, and no Group Company is in violation of, or in default under, or has received notice of any action, suit, proceeding, investigation or inquiry relating to revocation, cancellation, suspension or modification of, or has any reason to believe that any Authority is considering revoking, suspending or modifying, any such Approvals and Filings, and (B) there are no facts or circumstances existing or that have in the past existed which may lead to the revocation, rescission, avoidance, repudiation, withdrawal, non-renewal or change, in whole or in part, of any of the existing Approvals and Filings, or any requirements for additional Approvals and Filings which could prevent, restrict or hinder the operations of any member of the Group or cause any member of the Group to incur additional material expenditures;

5.6.4	except as would not result in a Material Adverse Effect, (A) each of the Group Companies possesses all licences, certificates, permits and other authorisations issued by the relevant Authorities (collectively, the “Licences”) necessary to conduct its respective business; (B) each of the Group Companies is in compliance with the terms and conditions of all such Licences; (C) all of the Licences held by each of the Group Companies are valid and in full force and effect; (D) none of the Group Companies has received notice of any proceedings relating to the revocation, suspension or modification of any such Licence, and do not have any reason to believe that any Authority is considering revoking, suspending or modifying, any such Licence; and

5.6.5	other than as disclosed in the Offering Documents, no Governmental Authority, in its inspection, examination or audit of any member of the Group has reported findings or imposed penalties that have resulted or could reasonably be expected to result in any Material Adverse Effect and, with respect to any such inspection, examination or audit, all penalties have been paid and all recommendations have been adopted as of the date of this Agreement.

5.7	Except as disclosed in the Offering Documents:

5.7.1	there are no Actions or enquiries under any Laws or by or before any Authority pending or to the Company’s knowledge, threatened, to which any of the Group Companies or any of their respective directors, officers or employees is or may be a party or to which any of their respective properties or assets is or may be subject, at law or in equity, before or by any Authority; or

5.7.2	there is no Law that has been enacted, adopted or issued by any Authority; and

5.7.3	there is no judgment, decree or order of any Authority,

which, in any such case described in paragraphs 5.7.1, 5.7.2 or 5.7.3, would, or could reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect or materially and adversely affect the power or ability of the Company to perform its obligations under this Agreement or the International Underwriting Agreement, to offer, allot, issue, sell and/or deliver the Offer Shares or to consummate the transactions contemplated by this Agreement or the International Underwriting Agreement or otherwise adversely affect the Share Offer, or are required to be disclosed in the Offering Documents but are not so disclosed.

5.8	Except as otherwise disclosed in the Offering Documents:

5.8.1	all Approvals and Filings under any Laws applicable to, or from or with any Authority having jurisdiction over, any of the Group Companies or any of their respective properties or assets, or otherwise from or with any other persons, required in connection with the use and application of the proceeds from the Share Offer for the purposes as set forth in the Offering Documents have been obtained or made; and

5.8.2	the use and application of the proceeds from the Share Offer, as set forth in the Offering Documents, will not conflict with, or result in a breach or violation of, or constitute a default under (or constitute any event which, with notice, lapse of time, fulfilment of any condition and/or compliance with any formality, would result in a breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or part of such indebtedness under), or result in the creation or imposition of any Encumbrance on any property or assets of any Group Company pursuant to (a) the articles of association or other organisational or constitutional documents of any Group Company, (b) any indenture, mortgage, deed of trust, loan or credit agreement or other evidence of indebtedness, or any licence, lease, contract or other agreement or instrument to which any Group Company is a party or by which any Group Company or any of its properties or assets is or may be bound or affected, or (c) any Laws applicable to any Group Company or any of its properties or assets.

6	Accounts

6.1	The Reporting Accountants, whose audit reports on certain consolidated financial statements of the Group are incorporated by reference in the Offering Documents, are independent registered public accounting firms, as stated in their reports incorporated therein.

6.2	The audited consolidated financial statements (and the notes thereto) of the Group incorporated by reference in the Offering Documents:

6.2.1	give a true and fair view of the consolidated financial position of the Group as at the dates indicated and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Group for the periods specified; and

6.2.2	except for changes required under the International Financial Reporting Standards (“IFRS”) and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") (which are explained in the financial statements (and the notes thereto) of the Group incorporated by reference in the Offering Documents) as the case may be, have been prepared in accordance with IFRS issued by the International Accounting Standards Board, the U.S. GAAP published by the Financial Accounting Standards Board, and the accounting policies of the Company applied on a consistent basis throughout the periods involved in all material respects; and

6.2.3	are not affected by any exceptional item or other unusual or non-recurring items that are not disclosed therein, and make provision for all actual liabilities and appropriation provision for all material contingent or deferred liabilities of the Group, and proper and adequate provision for all material Tax liabilities (including deferred Tax).

6.3	All summary and selected financial data included in the Offering Documents present fairly the information shown in those documents and have been compiled on a basis consistent with that of the audited consolidated financial statements of the Group included.

6.4	Subject to any waivers to the Listing Rules granted by the Stock Exchange, the pro forma net tangible assets (and the notes thereto) required under the Listing Rules to be included in the Hong Kong Prospectus have been prepared in accordance with the applicable requirements of the Listing Rules, the assumptions used in the preparation of such pro forma net tangible assets (and the notes thereto) (and all other pro forma financial statements, information and data, if any) are reasonable, the pro forma adjustments used therein are appropriate to give effect to the transactions or circumstances described therein and the pro forma adjustments have been properly applied to the historical amounts in the compilation of the pro forma net tangible assets (and the notes thereto) (and all other pro forma financial statements, information and data, if any).

6.5	There are no financial statements (historical or pro forma, as applicable) that are required (including by the Listing Rules, the Companies (WUMP) Ordinance, the Securities Act, the Exchange Act or the rules and regulations of the SEC) to be included in the Offering Documents that are not included as required.

6.6	The Group does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet liabilities and obligations), that have not been described in the Offering Documents.

6.7	The Offering Documents accurately describe (A) all trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity of the Group and could reasonably be expected to occur; and (B) all material off-balance sheet transactions, arrangements, obligations and liabilities, direct or contingent of the Group as a whole; none of the Group Companies has any material relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by any of the Group Companies, such as structured finance entities and special purpose entities, which would, or could reasonably be expected to, have a material effect on the liquidity of any of the Group Companies or the availability thereof or the requirements of any of the Group Companies for capital resources.

6.8	(A) No material information was withheld from the Reporting Accountants for the purposes of their preparation and issuance of their assurance report contained in the Hong Kong Prospectus and the comfort letters to be issued by the Reporting Accountants to the Underwriters in connection with the Share Offer, the absence of which might reasonably have affected the content of their report, and there is no other information or documents which have not been provided, the result of which would make the information and documents so received misleading; and (B) no material information was withheld from the Reporting Accountants or the Underwriters for the purposes of their review of the pro forma adjusted net tangible assets and all other pro forma financial statements, information or data, if any, of the Company included in the Hong Kong Prospectus or their review of the Company’s estimated capital expenditures and financial reporting procedures.

6.9	The statutory books, books of account and other records of whatsoever kind of the Company and each of the Group Companies are in its possession, up-to-date and contain complete and accurate records required under applicable Laws to which any Group Company is subject to be dealt with in such books.

7	Indebtedness and Material Obligations

7.1	Except as otherwise disclosed in the Offering Documents:

7.1.1	the Group does not have any material outstanding liabilities, term loans, other borrowings or indebtedness in the nature of borrowings, including bank overdrafts and loans, debt securities or similar indebtedness, hire purchase commitments or any mortgage or charge or any material guarantee or other contingent liabilities material to the Group as a whole; and

7.1.2	no outstanding indebtedness material to the Group as a whole has become repayable before its stated maturity, nor has (or, with notice, lapse of time, fulfilment of any condition and/or compliance with any formality, will) any security in respect of such indebtedness become enforceable by reason of default of any Group Company; and

7.1.3	no person to whom any indebtedness material to the Group as a whole that is repayable on demand is owed has demanded repayment of, or taken steps to enforce any security for, the same; and

7.1.4	no circumstance has arisen such that any person is now entitled to require payment of any indebtedness material to the Group as a whole or under any guarantee of any liability material to the Group as a whole by reason of default of any Group Company or any other person or under any material guarantee given by any of the Group Companies; and

7.1.5	no Group Company has stopped or suspended payments of any debts material to the Group as a whole.

7.2	(A) The amounts borrowed by any Group Company do not exceed any limitation on its borrowing contained in its articles of association or other constituent or constitutive documents or in any debenture or other deed or document binding upon it; (B) no Group Company has factored any of its material debts or engaged in financing of a type which would not be required to be shown or reflected in its audited accounts; and (C) with respect to each of the borrowing facilities of a Group Company which is material to that Group Company (if any), (i) such borrowing facility has been duly authorised, executed and delivered, is legal, valid, binding and enforceable against that Group Company in accordance with its terms and is in full force and effect; (ii) all undrawn amounts under such borrowing facility is or will be capable of drawdown; (iii) no event has occurred which may reasonably be expected to cause any undrawn amounts under such borrowing facility to be unavailable for drawing as required; and (iv) no event has occurred, in relation to any material investment grants, loan subsidies or financial assistance received by or pledged to any Group Company from or by any Authority (if any), in consequence of which that Group Company is or may reasonably be expected to be held liable to forfeit or repay in whole or in part any such grant or loan or financial assistance.

7.3	Except as would not result in a Material Adverse Effect, all guarantees of indebtedness of the Group are in full force and effect, and there are no outstanding guarantees or contingent payment obligations of the Group in respect of indebtedness of any party that is not any member of the Group

8	Subsequent Events

8.1	Except as disclosed in the Offering Documents, after the Accounts Date:

8.1.1	no Group Company has: (A) entered into or assumed or otherwise agreed to be bound by any contract or agreement; (B) incurred, assumed or acquired or otherwise agreed to become subject to any liability (including contingent liability) or other obligation; (C) acquired or disposed of or agreed to acquire or dispose of any business or asset; or (D) cancelled, waived, released or discounted in whole or in part any debt or claim that is material to the Group taken as a whole as currently conducted, except in the ordinary course of business, and no Group Company has entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in (A) to (D) above; and

8.1.2	the Company has not: (E) purchased or reduced, or agreed to purchase or reduce, its share capital or other equity interests of any class; or (F) declared, made or paid any dividend or distribution of any kind on its share capital or other equity interests of any class, and the Company has not entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in (E) or (F) above, in each case that is materially adverse to the Group taken as a whole or to the business of the Group taken as a whole as currently conducted.

8.2	Except as would not result in a Material Adverse Effect, subsequent to the Accounts Date, no member of the Group has sustained any loss or interference with its business from fire, explosion, flood, earthquake, pandemic, or other calamity, whether or not covered by insurance, or from any labor dispute or any action, order or decree of any Authority.

8.3	Subsequent to the respective dates as of which information is given in the Hong Kong Prospectus and U.S. Prospectus and except as disclosed in the Offering Documents, there has not been (A) any material adverse change or any development involving a prospective material adverse change to the Company and the other members of the Group, taken as a whole, (B) any transaction, agreement or arrangement (including any letter of intent or memorandum of understanding) which is material to the Company and the other members of the Group, taken as a whole, (C) any obligation or liability, direct or contingent (including, without limitation, any off-balance sheet obligations), incurred by any member of the Group which is inconsistent with the Group's past practices and material to the Company and the other members of the Group, taken as a whole, (D) any change in the share capital or other equity interests of any class or outstanding indebtedness of or in any member of the Group, or (E) any dividend or distribution of any kind declared, paid or made on the share capital or other equity interests of any class of any member of the Group.

8.5	Subsequent to the respective dates as at which information is given in each of the Hong Kong Prospectus and the U.S. Prospectus, (A) (i) each member of the Group has carried on and will carry on business in the ordinary and usual course so as to maintain it as a going concern and in the same manner as previously carried on, and (ii) each member of the Group has continued to pay its creditors in the ordinary course of business and since such date has not entered into any contract, transaction or commitment outside the ordinary course of business or of an unusual or onerous nature; and (B) there has not been any Material Adverse Effect in the financial position of the Group taken as a whole as compared to amounts shown in the Accounts.

9	Assets and Properties

9.1	Except as disclosed in the Offering Documents and except as would not result in a Material Adverse Effect:

9.1.1	there are no Encumbrances, conditions, planning consents, orders, regulations or other restrictions (whether in relation to the use of the property or otherwise) affecting any property or other asset, except such as would not, individually or in the aggregate, (i) adversely affect the value of such property or other asset, (ii) interfere with the use made or proposed to be made of such property or other asset by that Group Company, or (iii) adversely limit, restrict or otherwise affect the ability of that Group Company to utilise, develop or redevelop such property or other asset; and

9.1.2	in respect of any property (including real property and buildings) or other assets held under lease, tenancy or licence by any Group Company, no Group Company is aware of any Action of any nature that has been asserted by any person which (a) may be adverse to the rights or interests of that Group Company under such lease, tenancy or licence or (b) which may affect the rights of that Group Company to the continued possession or use of such leased or licensed property or other asset.

10	Intellectual Property

10.1	Except as would not result in a Material Adverse Effect, (A) each Group Company owns (free of any Encumbrance), or has (or can obtain on reasonable terms) licences for, or other rights to use, trade or service marks (both registered and unregistered), trade or service names, designs, domain names, patents, patent rights, license, inventions, copyrights, know-how (including, without limitation, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), and other proprietary information, rights or processes (collectively, the “Intellectual Property”) that are necessary for the conduct of, or material to, its business as currently conducted or proposed to be conducted; (B) each agreement or arrangement pursuant to which the Company or any other member of the Group has obtained necessary licenses for, or other necessary rights to use, the Intellectual Property is legal, valid, binding and enforceable in accordance with its terms, the Company and the other members of the Group have complied in all material respects with the terms of each such agreement which is in full force and effect, and no material default (or event which, with notice or lapse of time or fulfilment of any condition or compliance with any formality or all of the foregoing, would constitute such a default) by the Company or any other member of the Group has occurred and is continuing or is likely to occur under any such agreement; (C) there is no claim to the contrary or any challenge by any other person to the rights of the Company or any other member of the Group with respect to the Intellectual Property; (D) neither the Company nor any other member of the Group has infringed or is infringing the intellectual property of a third party, and neither the Company nor any other member of the Group has received notice of a claim by a third party to the contrary; (E) there is no pending or threatened action, suit, proceeding or claim by others, including any Authority, challenging (i) the rights of the Group in or to any Intellectual Property or (ii) any agreement or arrangement pursuant to which any member of the Group uses such Intellectual Property, and there are no facts which could form a reasonable basis for any such action, suit, proceeding or claim; and (F) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any Intellectual Property, and there are no facts which could form a reasonable basis for any such action, suit, proceeding or claim.

10.2	Except as would not result in a Material Adverse Effect, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for, and to the extent of, the ownership rights of the owners of the Intellectual Property which has been licensed to a Group Company and has been disclosed in the Hong Kong Prospectus.

10.3	Except as disclosed in the Offering Documents there is no pending Action by others challenging any Group Company’s rights in, or the validity, enforceability or scope of any Intellectual Property, which are necessary for the conduct of, or material to, its business as currently conducted, and there are no facts which could form a reasonable basis for any such Action.

10.4	There is no pending or threatened Action by others that any Group Company infringes or otherwise violates any patent, trade or service mark, trade or service name, design, domain name, service name, copyright, trade secret or other proprietary rights of others, which are necessary for the conduct of, or material to, its business as currently conducted, and there are no facts which could form a reasonable basis for any such Action.

10.5	Except as would not result in a Material Adverse Effect, each Group Company has complied with the terms of each agreement pursuant to which Intellectual Property has been licensed to it, and all such agreements are in full force and effect.

10.6	Except as would not result in a Material Adverse Effect, there is no patent or patent application that contains claims that materially interfere with the issued or pending claims of any of the Intellectual Property or that challenges the validity, enforceability or scope of any of the Intellectual Property.

11	Information Technology

11.1	(A) All computer systems, communications systems, software and hardware which are currently owned, licensed or used by the Company or any other member of the Group (collectively, the “Information Technology”) comprise all of the information technology systems and related rights necessary to conduct, or material to, the respective businesses of the Company or any other member of the Group as currently conducted; (B) except as would not result in a Material Adverse Effect, the Company and the other members of the Group either legally and beneficially own, or have obtained valid licenses for, or other rights to use, all of the Information Technology, and such licenses or rights are in full force and effect and have not been revoked or terminated and there are no known grounds on which they might be revoked or terminated; (C) there are no material defects relating to the Information Technology; (D) the Company has in place procedures to prevent unauthorized access and the introduction of viruses and to enable the taking and storing on-site and off-site of back-up copies of the software and data; and (E) the Company has in place adequate back-up policies and disaster recovery arrangements which enable its Information Technology and the data and information stored thereon to be replaced and substituted without disruption to the business of the relevant member of the Group.

11.2	There are no material defects relating to the Information Technology.

12	Data Protection

12.1	The Company has commercially reasonable controls, policies, procedures, and safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all Information Technology and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with its businesses. Except as would not result in a Material Adverse Effect, the Group Companies are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of Information Technology and Personal Data and to the protection of such Information Technology and Personal Data from unauthorized use, access, misappropriation or modification.

13	Employment and Labour

13.1	Except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect:

13.1.1	there is (i) no dispute with the Directors or senior management and no strike, labour dispute, slowdown or stoppage or other claims by, or conflict with the employees of any of the Group Companies pending or threatened against any of the Group Companies, (ii) no union representation dispute currently existing concerning the employees of any of the Group Companies and (iii) no existing, imminent or threatened labour disturbance by the employees of any of the principal suppliers, contractors or customers of any Group Company; and

13.1.2	there have been and are no material violations of any applicable labour and employment Laws by any of the Group Companies or to the knowledge of the Company, by any of the principal suppliers, contractors or customers of any Group Company.

14	Insurance

14.1	The Company and each of the other members of the Group maintain insurance covering their respective businesses, operations, properties, assets and personnel as the Company reasonably deems adequate; such insurance insures against such losses and risks to an extent which is prudent in accordance with customary industry practice to protect the Company and the other members of the Group and their respective businesses.

15	Compliance with Bribery, Money Laundering and Sanctions Laws

15.1	The operations of the Company and its Affiliates are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), the United States Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable anti-money laundering statutes of jurisdictions where the Company and its Affiliates conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Anti-Money Laundering Laws"), and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Affiliates with respect to the Anti-Money Laundering Laws is pending or to the Company’s knowledge, threatened.

15.2	Neither the Company or any of its Affiliates, nor any director, officer, or employee thereof, nor to the Company’s knowledge, any agent, Affiliate or representative of the Company or any of its Affiliates, is an individual or entity ("Person") that is, or is owned or controlled by one or more Persons that are:

15.2.1	the subject of any sanctions administered or enforced by the U.S. government, including but not limited to, the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), the United Nations Security Council ("UNSC"), the European Union ("EU"), Her Majesty's Treasury ("HMT"), or other relevant sanctions authority (collectively, "Sanctions"), or;

15.2.2	located, organized or resident in or otherwise affiliated with a country or territory that is the subject of Sanctions (including, without limitation, the so-called Donetsk People's Republic, so-called Luhansk People's Republic or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

15.3	Neither the Company nor any of its Affiliates, nor any director, officer or employee thereof nor any agent or representative of the Company or of any of its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any "government official" (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to induce such government official to do or omit to do any act in violation of his lawful duties, influence official action, or secure, obtain or retain business or any other improper advantage; or (iii) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, to any person in violation of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, the Banking Act 2009, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Anti-Unfair Competition Law of the PRC, the Criminal Law of the PRC or any applicable anti-corruption laws (collectively, the "Anti-Corruption Laws"); and the Company and its Affiliates have conducted their businesses in compliance with applicable Anti-Corruption Laws and have instituted and maintained and enforced and will continue to maintain and enforce policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Affiliates with respect to the Anti-Corruption Laws is pending or threatened.

15.4	The Company will not, directly or indirectly, use the proceeds of the Share Offer or lend, contribute or otherwise make available such proceeds to any Person, (i) to fund or facilitate any money laundering or terrorist financing activities; or (ii) in any other manner that would cause or result in a violation of any Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any party to this Agreement).

16	Sanctions

16.1	None of the Group Companies nor any of their respective directors, officers, employees, Affiliates, nor to the Company’s knowledge, agents, representatives or any person acting on their behalf, is the subject or target of, or is owned or controlled by an individual or entity that is the subject or target of, sanctions imposed by the United States (including sanctions programs administered by the OFAC (including, without limitation, the designation as a “specially designated national or blocked person” thereunder)), the United Nations Security Council, the European Union or Her Majesty’s Treasury or other applicable jurisdiction (collectively, the “Sanctions Laws and Regulations”), nor are any of the Group Companies nor any of their respective directors, officers, employees, Affiliates, nor to the Company’s knowledge, agents, representatives or any person acting on their behalf located, resident, organised or operating in a country or territory that is the subject of such Sanctions Laws and Regulations.

16.2	The Company will use the proceeds of the Share Offer exclusively in the manner set forth in the section headed “Business, Reasons for the Share Offer and Use of Proceeds” in the Hong Kong Prospectus, and will not, directly or indirectly, or in any way, use the proceeds, or lend, contribute or otherwise make available such proceeds to any subsidiary, Affiliate, joint venture partner or other individual or entity, for the purpose of financing or facilitating any activities or business of or with any individual or entity that, at the time of such funding or facilitation, is the subject or target of sanctions imposed under the Sanctions Laws and Regulations, or operating in any country or territory that is the subject or target of any Sanctions Laws and Regulations where such operations are in violation of such Sanctions Laws and Regulations, or in any other manner that will result in a violation by any individual or entity (including, without limitation, by the Underwriters) of any of the Sanctions Laws and Regulations.

16.3	None of the issue and sale of the Offer Shares, the execution, delivery and performance of this Agreement or the International Underwriting Agreement, or the consummation of any other transaction contemplated hereby or thereby will result in a violation (including, without limitation, by any of the Underwriters) of any of the Sanctions Laws and Regulations.

17	Internal Controls

17.1	The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) ("Internal Controls") that complies with the applicable requirements of the Exchange Act to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting are effective and the Company is not aware of any material weaknesses in its internal control over financial reporting and disclosure controls and procedures; since the date of the latest audited financial statements included in the Hong Kong Prospectus, there has been (A) no material adverse change in the Company's internal control over financial reporting, (B) no fraud involving management or other employees who have a significant role in Internal Controls and (C) no violation of, or failure to comply with, the Securities Laws, or any matter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting; as used herein, "Securities Laws" means, collectively, the Sarbanes-Oxley Act (as defined below), the Securities Act, the Exchange Act, the rules and regulations of the SEC, the auditing principles, rules, standards and practices applicable to auditors of "issuers" (as defined in the Sarbanes-Oxley Act) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the Nasdaq Stock Market.

17.2	The Group has established and maintains and evaluates a system of internal accounting and financial reporting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in compliance with US GAAP and maintain accountability for assets, (C) access to assets is permitted only in accordance with management's general or specific authorization, (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; except as disclosed in the Offering Documents, there are no material weaknesses in the Company's internal controls over accounting and financial reporting and no changes in the Company's internal controls over accounting and financial reporting or other factors that have materially and adversely affected, or could reasonably be expected to materially and adversely affect, the Company's internal controls over accounting and financial reporting.

17.3	The Group has established and maintains and evaluates disclosure and corporate governance controls and procedures to ensure that (A) material information relating to the Company or any other member of the Group is made known in a timely manner to the principal executive officer or principal financial officer by others within those entities, and (B) the Company and its board of directors comply in a timely manner and in all material respects with the requirements of the Listing Rules, the Codes on Takeovers and Mergers and Share Buy-backs, the Securities and Futures Ordinance, the Companies Ordinance, the Companies (Winding Up and Miscellaneous Provisions) Ordinance and any other applicable Laws, including, without limitation, the requirements of the Listing Rules on disclosure of price sensitive information and notifiable, connected and other transactions required to be disclosed, and such disclosure and corporate governance controls and procedures are effective to perform the functions for which they were established and documented properly and the implementation of such disclosure and corporate governance controls and procedures policies are monitored by the responsible persons; for the purposes of this subsection, the term "disclosure and corporate governance controls and procedures" means controls and other procedures that are designed to ensure that information required to be disclosed by the Company, including, without limitation, information in reports that it files or submits under any applicable Laws, price sensitive information and information on notifiable, connected and other transactions required to be disclosed, is recorded, processed, summarized and reported, in a timely manner and in any event within the time period required by applicable Laws.

17.4	Any material issues identified and as disclosed in any internal control report prepared by the Internal Control Consultant have been rectified or improved to a sufficient standard or level for the operation and maintenance of efficient systems of internal accounting and financial reporting controls and disclosure and corporate governance controls and procedures that are effective to perform the functions for which they were established and to allow compliance by the Company and its board of directors with all applicable Laws, and no such issues have materially adversely affected, or could reasonably be expected to materially adversely affect, such controls and procedures or such ability to comply with all applicable Laws.

18	Material Contracts

18.1	All contracts and agreements entered into within two years prior to the Prospectus Date (other than contracts or agreements entered into in the ordinary course of business) to which a Group Company is a party and which are required to be:

18.1.1	disclosed as material contracts in the Hong Kong Prospectus; or

18.1.2	filed as material contracts with the Registrar of Companies in Hong Kong, have been so disclosed and filed, in their entirety, without omission or redaction unless a certificate of exemption has been granted by the SFC; no such contracts or agreements which have not been so disclosed or filed will, without the written consent of the Overall Coordinators, be entered into, nor will the terms of any such contracts or agreements so disclosed or filed be changed, prior to or on the Closing Date; no Group Company, nor any other party to any such contract or agreement, has sent or received any communication regarding termination of, or intention not to renew, any of such contracts or agreements, and no such termination or non-renewal has been threatened by any Group Company or any other party to any such contract or agreement.

18.2	Each of the contracts or agreements listed as being a material contract in the section of the Hong Kong Prospectus headed “Appendix III - General Information – 8. Material Contracts” has been duly authorised, executed and delivered and is legal, valid, binding and enforceable in accordance with its terms.

19	Conflict of Interest

19.1	None of the Directors, either alone or in conjunction with or on behalf of any other person, is engaged in any business that is in competition with the business of any Group Company to the extent that there could be a conflict of interests between such Director or any of his or her Associates and the general body of shareholders of the Company.

19.3	No indebtedness (actual or contingent) is or will be outstanding between the Company, on the one hand, and any current director or officer of the Company, on the other hand.

20	Tax

20.1	There are no outstanding returns, reports or filings required to be filed by or in respect of any Group Company for Taxation purposes (including any amendments required to rectify past returns, reports or filings already filed) which could give rise to a material tax liability and which has not been provided for in the audited consolidated financial statements of the Group as set forth in the Offering Documents. There are no disputes with any Taxing or other Authority which have been omitted from consideration of the appropriate provisions for Taxation in the audited consolidated financial statements of the Group as set forth in the Offering Documents.

20.2	The provisions included in the audited consolidated financial statements of the Group as set forth in the Offering Documents included appropriate provisions required under U.S. GAAP for all Taxes and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to Tax or penalties applicable thereto, in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate and for which the relevant Group Company was then or could reasonably be expected thereafter to become or has become liable.

20.3	Except as described in the Offering Documents and to the Company’s knowledge, no stamp or other issuance or transfer Taxes and no capital gains, income, withholding or other Taxes are payable by or on behalf of the Company or any other member of the Group in Hong Kong, the Cayman Islands, the PRC or the United States (as the case may be), or to any taxing or other Authority thereof or therein in connection with (A) the execution and delivery of this Agreement, or (B) the transactions contemplated hereunder.

21	Dividends

21.1	Except as disclosed in the Offering Documents, all dividends and other distributions declared and payable on the Shares to the shareholders of the Company may, under the Laws of the PRC, be payable in foreign currency and freely paid and transferred out of the PRC without the necessity of obtaining or making any Approvals and Filings of or with any PRC Authority, and, except as disclosed in the Offering Documents, are not subject to, and may be paid free and clear of and without deduction for or on account of, any withholding or other Taxes or other assessments of a similar nature imposed, assessed or levied by or under the Laws of Hong Kong, the Cayman Islands or the PRC or by Hong Kong, the Cayman Islands or the PRC or any Taxing or other Authority.

21.2	Save as prescribed under applicable Laws and except as disclosed in the Offering Documents, no Group Company is prohibited, directly or indirectly, from (i) paying dividends to the Company, (ii) making any other distribution on the share capital or other equity interests of or in that Group Company, (iii) repaying the Company any loans or advances to that Group Company from the Company or (iv) transferring any properties or assets to the Company or any other Group Company.

22	Market Conduct

22.1	None of the Group Companies nor any of their respective “affiliates” (within the meaning of Rule 501(b) under the Securities Act), nor any person acting on behalf of any of them, has, at any time prior to the date of this Agreement, done or engaged in, or will, until the Overall Coordinators have notified the Company that all of the Offer Shares have been sold by the Underwriters, do or engage in, directly or indirectly, any act or course of conduct (A) which creates a false or misleading impression as to the market in or the value of the Shares and any associated securities or (B) the purpose of which is to create actual, or apparent, active trading in or to raise the price of the Shares.

22.2	None of the Group Companies nor any of their respective “affiliates” (within the meaning of Rule 501(b) under the Securities Act), nor any person acting on behalf of any of them, (A) has taken or facilitated or will take or facilitate, directly or indirectly, any action which is designed to cause or result in, or which has constituted or which might reasonably be expected to cause or result in, the manipulation of the price of any security of the Company to facilitate the sale or resale of any security of the Company or otherwise, or (B) has taken or will take, directly or indirectly, any action which would constitute a violation of the market misconduct provisions of Parts XIII and XIV of the Securities and Futures Ordinance.

23	Litigation and Other Proceedings

23.1	There are no action, suit, proceeding, investigation, inquiry, judgment, decree or order of any Authority against any Group Companies or any of their respective directors, officers, employees or Affiliates, which, would, or could reasonably be expected to, result in, individually or in the aggregate, a Material Adverse Effect on the Company or its power or ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement or otherwise materially and adversely affect the Share Offer, or are required to be described in the Offering Documents but are not so described.

24	Immunity

None of the Group Companies nor any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment to or in aid of execution of judgment or arbitral awards, or from other action, suits or proceeding for the giving of any relief or for the enforcement of any judgment or arbitral awards.

25	Professional Investor

The Company has read and understood the Hong Kong Professional Investor Treatment Notice set forth in Schedule 6 and acknowledges and agrees to the representations, waivers and consents contained in such notice, in which the expressions “you” or “your” mean the Company, and “we” or “us” or “our” mean the Overall Coordinators.

26	Allotment, Issue and Sale of Offer Shares

26.1	Except pursuant to this Agreement or the International Underwriting Agreement or as disclosed in the Offering Documents(including but not limited to any fees and expenses payable to legal and financial advisers), no Group Company has incurred any liability for any finder’s or broker’s fee or other like payments in connection with the execution and delivery of this Agreement or the International Underwriting Agreement or the offer, allotment, issue or sale of the Offer Shares or the consummation of the transactions contemplated by the Offering Documents.

26.2	No Group Company has entered into any contractual arrangement relating to the offer, allotment issue, sale, distribution and/or delivery of any Shares other than this Agreement and the International Underwriting Agreement and the share option schemes disclosed in the Offering Documents.

27	Litigation and Other Proceedings

27.1	There are no legal, arbitration or governmental Actions in progress, pending or threatened, to which any Group Company, or any director of any Group Company is a party or to which any of the properties of any Group Company or any director of any Group Company is subject, whether or not arising from transactions in the ordinary course of business, that would affect the power or ability of the Company to perform any of their respective obligations under this Agreement and the International Underwriting Agreement, to offer, allot, issue or sell any of the Offer Shares, or to consummate any of the transactions contemplated by the Offering Documents, and no event has occurred which would be reasonably likely to give rise to such Actions.

27.2	None of the Group Companies which is a party to a joint venture or shareholders’ agreement is in material dispute with the other parties to such joint venture or shareholders’ agreement that is material to the Group taken as a whole.

28	Directors and officers

28.1	Any certificate signed by any officer of any Group Company and delivered to the Appointees, the legal advisers to the Underwriters or any of them in connection with the Share Offer will be deemed to be a representation and warranty by the Company, as to matters covered thereby, to the Appointees and each of them.

28.2	None of the Directors has revoked or withdrawn the authority and confirmations in the responsibility letter, statement of interests and power of attorney issued by him or her to the Company or the Appointees and/or any of them, and such authority and confirmations remain in full force and effect.

28.3	The Directors have been duly and validly appointed and are the only directors of the Company.

29	United States Aspects

29.1	The Company believes that (i) it was not a “passive foreign investment company” within the meaning of the United States Internal Revenue Code of 1986, as amended (the “Code”), for its most recently completed taxable year and (ii) it is not currently and, after giving effect to the sale of the Offer Shares and the application of the proceeds thereof as described in the Hong Kong Prospectus, will not be a “passive foreign investment company” within the meaning of the Code.

29.2	The Company is not and, after giving effect to the offer and sale of the Offer Shares and the application of the proceeds thereof as described in the Hong Kong Prospectus will not be required to register as an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

29.4	The Company will endeavor to qualify the Offer Shares for offer and sale by the Underwriters through their Affiliates or agents under the securities or Blue Sky laws of such States of the United States or other jurisdictions as the Overall Coordinators may reasonably designate and shall endeavor to maintain such qualifications in effect so long as required for the sale of the Offer Shares; provided, however, that, in connection therewith, the Company shall not be obliged to file any general consent to service of process under the laws of any such state or jurisdiction or to qualify as a foreign corporation in any state or jurisdiction in which it is not qualified or to register as a dealer in securities or to become subject to taxation in any such state or jurisdiction. The Company will promptly advise the Overall Coordinators of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offer Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes.

29.5	Solely to the extent that the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market thereunder (the "Sarbanes-Oxley Act") have been and are applicable to the Company, there is and has been no failure on the part of the Company to comply in all material respects with any provision of the Sarbanes-Oxley Act.

29.6	The Company is not a “covered foreign person”. The Share Offer will not result in the Company becoming a “covered foreign person” and the Company will not use the proceeds of the Share Offer in a manner that could or would make it a "covered foreign person".

29.7	The Company does not currently engage and does not have plans to engage in any “covered activity”. The Company does not, directly or indirectly, hold a board seat on, have a voting or equity interest in, or have any contractual power to direct or cause the direct or cause the direction of management or policies of any person or persons that engages or plans to engage in any “covered activity” from or which it (a) derives more than 50 per cent. of its revenue individually, or as aggregated across such persons from each of which it derives at least U.S.$50,000 (or equivalent) of its revenue, on an annual basis; (b) derives more than 50 percent of its net income individually, or as aggregated across such persons from each of which it derives at least U.S.$50,000 (or equivalent) of its net income, on an annual basis; (c) incurs more than 50 percent of its capital expenditure individually, or as aggregated across such persons from each of which it incurs at least U.S.$50,000 (or equivalent) of its capital expenditure, on an annual basis; or (d) incurs more than 50 percent of its operating expenses individually, or as aggregated across such persons from each of which it incurs at least U.S.$50,000 (or equivalent) of its operating expenses, on an annual basis. The terms “covered foreign person”, “person of a country of concern” and “covered activity” are defined in Part 850 of the Title 31 of the Code of Federal Regulations published by the Office of Federal Registrar of the United States.

30	Choice of Law and Dispute Resolution

30.1	(A) The choice of law and dispute resolution provisions set forth in this Agreement will be recognized and given effect to by the courts of the PRC, Hong Kong, the United States and the Cayman Islands; (B) the Company can sue and be sued in its own name under applicable Laws.

Part B:

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE HONG KONG UNDERWRITERS

Each of the Hong Kong Underwriters hereby severally represents, warrants and undertakes to the Company as follows:

1	Due Formation

It has been duly formed under the Laws of its jurisdiction of formation, with full right, power and authority (corporate and other) to execute and deliver this Agreement.

2	Selling Restrictions

It will not offer or deliver any Hong Kong Offer Share, distribute or publish any document or make any representation or statement in respect of the Share Offer in any country or jurisdiction (other than Hong Kong) except such as, and under circumstances that, will not result in or constitute a breach of any applicable Law or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained in any country or jurisdiction.

Part A
Representations, Warranties and Undertakings of the Hong Kong Underwriters

Each of the Hong Kong Underwriters hereby severally represents, warrants and undertakes to the Company as follows:

1.	Due Formation

It has been duly formed under the Laws of its jurisdiction of formation, with full right, power and authority (corporate and other) to execute and deliver this Agreement.

2.	Selling Restrictions

It will not offer or deliver any Hong Kong Offer Share, distribute or publish any document or make any representation or statement in respect of the Share Offer in any country or jurisdiction (other than Hong Kong) except such as, and under circumstances that, will not result in or constitute a breach of any applicable Law or give rise to a requirement for any prospectus to be published or filed or any registration or qualification to be made or obtained in any country or jurisdiction.

Schedule 3
Conditions Precedent Documents

Part A
To be delivered on June 24, 2025 pursuant to Clause 2.1.1

1.	Two certified true copies of the minutes of the Board meeting:

1.1.1	approving and authorising this Agreement, the International Underwriting Agreement and each of the Operative Documents and such other documents as may be required to be executed by the Company pursuant to this Agreement, the International Underwriting Agreement or any such Operative Document or which are necessary or incidental to the Share Offer and the execution on behalf of the Company of, and the performance by the Company of its obligations under, each such document;

1.1.2	approving the Share Offer and any allotment and issue of Shares pursuant to it;

1.1.3	approving and authorising the issue and distribution of the Hong Kong Public Offering Documents and the U.S. Prospectus;

1.1.4	approving and authorising the registration of each of the Hong Kong Public Offering Documents with the Registrar of Companies in Hong Kong; and

1.1.5	approving the Verification Notes.

2.	Two printed copies of each of the Hong Kong Prospectus, each duly signed by two Directors or their respective duly authorised attorneys and, if signed by their respective duly authorised attorneys, two certified true copies of the relevant powers of attorney.

3.	Two certified true copies of each of the responsibility letters, powers of attorney (where applicable) and statements of interests duly signed by each of the Directors.

4.	Two copies of each of the authorisation to register the Hong Kong Public Offering Documents issued by the Stock Exchange and the written confirmation from the Registrar of Companies in Hong Kong confirming the registration of the Hong Kong Prospectus.

5.	Two certified true copies or originals of the letter dated the Hong Kong Prospectus Date from the Reporting Accountants to the Directors regarding the indebtedness statement contained in the Hong Kong Prospectus.

6.	Two certified true copies or originals of the letter dated the Hong Kong Prospectus Date from the Reporting Accountants to the Directors regarding the working capital sufficiency statement contained in the Hong Kong Prospectus.

7.	Two certified true copies or originals of the letter dated the Hong Kong Prospectus Date from the Reporting Accountants to the Directors in connection with the unaudited pro forma financial information relating to the adjusted net tangible assets and fully diluted forecast earnings per Offer Share, the text of which is contained in Appendix II to the Hong Kong Prospectus.

8.	Two certified true copies or originals of the comfort letter dated the Hong Kong Prospectus Date from the Reporting Accountants to the Directors and the Overall Coordinators (for themselves and on behalf of the other Hong Kong Underwriters), and in form and substance satisfactory to the Overall Coordinators, which letter will cover the various financial disclosures contained in the Hong Kong Prospectus.

9.	Two originals or certified true copies of the letter dated the Hong Kong Prospectus Date from the Reporting Accountants consenting to the issue of the Hong Kong Prospectus with the inclusion of references to them and of their report and letters in the form and context in which they are respectively included.

10.	Two originals or certified true copies of the certificate as to the accuracy of the Chinese translation of the Hong Kong Public Offering Documents given by the translator.

11.	Two copies of the Verification Notes (other than the supporting documents) duly approved by, and signed on behalf of, the board of Directors.

12.	Two certified true copies of the Receiving Bank Agreement duly signed by the Company.

13.	Two certified true copies of the FINI Agreement duly signed by the Company.

14.	Two signed originals of each of the legal opinions, in form and substance reasonably satisfactory to the Overall Coordinators, from (i) Han Kun Law Offices, the PRC legal advisers to the Company; and (ii) Jingtian & Gongcheng, the PRC legal advisers to the Underwriters, dated the same date of the Hong Kong Prospectus.

15.	Two signed originals of the legal opinions, in form and substance reasonably satisfactory to the Overall Coordinators, from Maples and Calder (Hong Kong) LLP, the Cayman Islands legal advisers to the Company, dated the same date of the Hong Kong Prospectus.

16.	Two copies of the advanced draft of the CSRC Filings and the legal opinion of Han Kun Law Offices, the PRC legal advisers to the Company in relation to the CSRC Filings, such drafts to be in form and substance reasonably satisfactory to the Overall Coordinators.

Part B
To be delivered before the Closing Date pursuant to Clause 2.1.1

1.	Two signed originals of the Price Determination Agreement duly signed by the parties to it.

2.	Two certified true copies of one or more of the Authorized Officers approving, among other things, the Hong Kong Offer Price and the International Offer Price.

3.	Two signed originals of each of the comfort letters and bringdown comfort letters dated, respectively, the date of the International Underwriting Agreement and the Closing Date from the Reporting Accountants to the Directors and the Overall Coordinators (for themselves and on behalf of the other International Underwriters), in form and substance satisfactory to the Overall Coordinators, which letters will cover the various financial disclosures contained in the International Offering Circular.

4.	Two signed originals of the bringdown comfort letter dated the Closing Date from the Reporting Accountants to the Directors and the Overall Coordinators (for themselves and on behalf of the other Hong Kong Underwriters), in form and substance satisfactory to the Overall Coordinators, which letter will cover the various financial disclosures contained in the Hong Kong Prospectus.

5.	Two signed originals of each of the bringdown legal opinions, in form and substance satisfactory to the Overall Coordinators, from (i) Han Kun Law Offices, the PRC legal advisers to the Company; and (ii) Jingtian & Gongcheng, the PRC legal advisers to the Underwriters, dated the same date of the Closing Date.

6.	Two signed originals of the bringdown legal opinions, in form and substance satisfactory to the Overall Coordinators, from Maples and Calder (Hong Kong) LLP, the Cayman Islands legal advisers to the Company.

7.	Two signed originals of each of the bringdown legal opinions, in form and substance satisfactory to the Overall Coordinators, from (i) Skadden, Arps, Slate, Meagher & Flom and affiliates, the Hong Kong legal advisers to the Company; and (ii) Clifford Chance, the Hong Kong legal advisers to the Underwriters, dated the same date of the Closing Date.

8.	Two signed originals of the certificate signed by the authorised signatory of the Company, dated the Closing Date, and in the form set forth in Exhibit A to the International Underwriting Agreement, covering, inter alia, the truth and accuracy as at the Closing Date of the Warranties of the Company, to be delivered as required under the International Underwriting Agreement

9.	Two signed originals of the certificate signed by the chief financial officer of the Company, dated the Closing Date, and in the form set forth in Exhibit B to the International Underwriting Agreement, to be delivered as required under the International Underwriting Agreement.

10.	Two signed originals of the certificate signed by the joint company secretaries of the Company, dated the Closing Date, and in the form set forth in Exhibit C to the International Underwriting Agreement, to be delivered as required under the International Underwriting Agreement.

11.	Two certified true copies of each of the contracts referred to in the section of the Hong Kong Prospectus headed "Appendix IIIA - General Information – 8. Material Contracts" (other than this Agreement) duly signed by the parties to each contract.

12.	Two certified true copies of the signed application made by the Company for the listing of and permission to deal in the Offer Shares (Form C1) on the Stock Exchange.

Schedule 4
Set-Off Arrangements

1.	This Schedule sets out the arrangements and terms pursuant to which the Hong Kong Underwriting Commitment of each Hong Kong Underwriter will be reduced to the extent that it makes or procures to be made one or more Relevant Hong Kong Public Offering Application pursuant to the provisions of Clause 5.5. These arrangements mean that in no circumstances will any Hong Kong Underwriter have any further liability as a Hong Kong Underwriter to subscribe or procure subscribers for Hong Kong Offer Shares if one or more Relevant Hong Kong Public Offering Applications duly made by it or procured by it to be made is/are validly made and accepted for an aggregate number of Hong Kong Offer Shares being not less than the number of Hong Kong Offer Shares comprised in its Hong Kong Underwriting Commitment.

2.	In order to qualify as Relevant Hong Kong Public Offering Applications, such applications must be made online through White Form eIPO service at www.hkeipo.hk or through or by giving electronic application instructions through the CCASS Internet System (https://ip.ccass.com) or by giving electronic application instructions through the CCASS Internet System (https://ip.ccass.com) complying in all respects with the terms set out in the section headed "How to Apply for Hong Kong Offer Shares" in the Hong Kong Prospectus by not later than 9:30 a.m. (Hong Kong time) on the Acceptance Date and be validly accepted in accordance with the provisions of Clause 5.3.1. Each such application must bear the name of the Hong Kong Underwriter by whom the application is made or procured to be made and there must be clearly marked on the applications "Relevant Hong Kong Public Offering Applications".

3.	No preferential consideration under the Hong Kong Public Offering will be given in respect of Relevant Hong Kong Public Offering Applications.

Schedule 5
Advertising Arrangements

The Formal Notice is to be published on the Stock Exchange Website and the website of the Company on the following dates:

Name of Publication	Date of Advertisement

Stock Exchange Website	June 25, 2025
Company's Website	June 25, 2025

Schedule 6
Professional Investor Treatment Notice

1.	You are a Professional Investor by reason of your being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:

1.1	a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2	a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3	a high net worth corporation or partnership having total assets of at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months; and

1.4	a corporation the sole business of which is to hold investments and which is wholly owned by any of the following persons (i) a trust corporation that falls within paragraph 1.1 above; (ii) an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; and (iii) a corporation or partnership that falls within paragraph 1.3 above.

We have categorized you as a Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Investor in relation to all investment products and markets.

2.	As a consequence of your categorization as a Professional Investor, we are not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the "Code") and other Hong Kong regulations. While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.

2.1	Client agreement

We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

2.2	Risk disclosures

We are not required by the Code to provide you with written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

2.3	Information about us

We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

2.4	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

2.5	Information about clients

We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

2.6	Nasdaq–Amex Pilot Program

If you wish to deal through the SEHK in securities admitted to trading on the SEHK under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

2.7	Suitability

We are not required to ensure that a recommendation or solicitation is suitable for you in the light of your financial situation, investment experience and investment objectives.

2.8	Investor characterisation/disclosure of transaction related information

We shall not be subject to the requirements of paragraph 5.1A of the Code relating to know your client investor characterisation and paragraph 8.3A of the Code relating to disclosure of transaction related information.

3.	You have the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to our Compliance Departments.

4.	By entering into this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

5.	By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Professional Investor.

6.	By entering into this Agreement, you hereby agree and acknowledge that we or our affiliates (and any person acting as the settlement agent for the Hong Kong Public Offering and/or the Share Offer) will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

Schedule 7

Form of Offer Size Adjustment Option Exercise Notice

To:

Goldman Sachs (Asia) L.L.C.

68th Floor, Cheung Kong Center

2 Queen's Road Central

Hong Kong

Morgan Stanley Asia Limited

46/F, International Commerce Centre

1 Austin Road West

Kowloon, Hong Kong

[Date]

Dear Sirs,

Reference is made to the Hong Kong underwriting agreement dated June 24, 2025 (the "Hong Kong Underwriting Agreement") between, inter alia, we, you and the several Hong Kong underwriters set out in Schedule 1 to the Hong Kong Underwriting Agreement (the "Hong Kong Underwriters") (the "Hong Kong Underwriters") in relation to the Hong Kong Public Offering of shares (the "Shares") of the Company in relation to the Share Offer of Shares (the "Shares") of the Company.

Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Hong Kong Underwriting Agreement. We hereby give you notice of the exercise of our right, pursuant to Clause 3.2 of the Hong Kong Underwriting Agreement, to allot and issue an additional [•] Offer Size Adjustment Option Shares to be allocated between the Hong Kong Public Offering and the International Offering as provided for under the Hong Kong Underwriting Agreement. In accordance with this notice of exercise, we hereby undertake that we shall allot and issue the Offer Size Adjustment Option Shares free from encumbrance on or before 9:00 a.m. on July 3, 2025 (being the date specified in the Hong Kong Prospectus for the despatch of share certificates).

This letter shall be governed by and construed in accordance with the Laws of Hong Kong.

This letter may be executed in counterparts. Each counterpart shall constitute an original of this letter but shall together constitute a single document. Please confirm your acceptance of the above by counter-signing this letter.